     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1997

                                                      REGISTRATION NO. 333-20633
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3


                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 STARTEK, INC.

             (Exact name of registrant as specified in its charter)

          DELAWARE                       7389                   84-1370538
(State or other jurisdiction       (Primary Standard         (I.R.S. Employer
             of                       Industrial            Identification No.)
      incorporation or        Classification Code Number)
       organization)

                   111 HAVANA STREET, DENVER, COLORADO 80010
                                 (303) 361-6000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                               MICHAEL W. MORGAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 STARTEK, INC.
                               111 HAVANA STREET
                             DENVER, COLORADO 80010
                                 (303) 361-6000

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:


        BLAIR L. LOCKWOOD, ESQ.                  PETER P. WALLACE, ESQ.
         KAREN L. BARSCH, ESQ.                 MORGAN, LEWIS & BOCKIUS LLP
   OTTEN, JOHNSON, ROBINSON, NEFF &              801 South Grand Avenue
            RAGONETTI, P.C.                            Suite 2200
      950 17th Street, Suite 1600             Los Angeles, California 90017
        Denver, Colorado 80202                       (213) 612-2500
            (303) 825-8400


                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SUBJECT TO COMPLETION, DATED  , 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES
AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE
IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

          , 1997

                                3,666,667 SHARES

                                 STARTEK, INC.

                                  COMMON STOCK

    Of the 3,666,667 shares of common stock, $.01 par value per share (the "Common Stock"), offered hereby, 3,000,000 shares are being sold by StarTek, Inc. ("StarTek" or the "Company") and 666,667 shares are being sold by the Selling Stockholders named herein. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "SRT," pending notification of issuance.

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREOF FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------
                               PRICE        UNDERWRITING       PROCEEDS        PROCEEDS TO
                              TO THE        DISCOUNTS AND       TO THE         THE SELLING
                              PUBLIC       COMMISSIONS(1)     COMPANY(2)      STOCKHOLDERS
--------------------------------------------------------------------------------------------
Per Share...............         $                $                $                $
Total(3)................         $                $                $                $
-------------------------------------------------------------------------------------------


(1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE SEVERAL UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."


(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $500,000. THE COMPANY HAS AGREED TO PAY THE EXPENSES OF THE SELLING STOCKHOLDERS, OTHER THAN UNDERWRITING DISCOUNTS AND COMMISSIONS.

(3) THE SELLING STOCKHOLDERS HAVE GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 550,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO THE PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, PROCEEDS TO THE
    COMPANY AND PROCEEDS TO THE SELLING STOCKHOLDERS WILL BE $     , $     ,
    $     AND $     , RESPECTIVELY. SEE "UNDERWRITING."


    The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if accepted by the Underwriters, subject to various prior conditions, including their right to reject any order in whole or in part. It is expected that delivery of share certificates will be made in New York, New York, on or about April , 1997.


                 DONALDSON, LUFKIN & JENRETTE                    MORGAN STANLEY & CO.
                    SECURITIES CORPORATION                                        INCORPORATED

                                 [StarTek Logo]

                     Global Integrated Outsourced Solutions

  Technical Support and        Inbound Product
      Customer Care
      Teleservices           Orders Teleservices

                [Circle of Arrows]

                   Value Added
                Process Management

  Product Distribution          Selection and
  and Order Fulfillment    Management of Suppliers

              Management of Product
              Assembly and Packaging

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND COMBINED FINANCIAL STATEMENTS AND NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO THE OFFERING RELATED TRANSACTIONS (DEFINED AND DESCRIBED BELOW), (II) GIVES EFFECT TO A
340.8888 FOR ONE STOCK SPLIT OF THE COMMON STOCK TO BE EFFECTED BY A STOCK DIVIDEND IMMEDIATELY PRIOR TO THE CLOSING OF THIS OFFERING AND (III) ASSUMES AN INITIAL PUBLIC OFFERING PRICE OF $15.00 PER SHARE OF COMMON STOCK, THE MIDPOINT OF THE OFFERING PRICE RANGE SET FORTH ON THE COVER OF THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, REFERENCES TO "STARTEK" AND THE "COMPANY" REFER TO STARTEK, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES, STARPAK, INC. AND STARPAK INTERNATIONAL, LTD., COLLECTIVELY, OR, FOR PERIODS PRIOR TO JANUARY 1997, REFER TO STARPAK, INC. AND STARPAK INTERNATIONAL, LTD., COLLECTIVELY. SEE "OFFERING RELATED TRANSACTIONS."


                                  THE COMPANY


    StarTek is a leading international provider of integrated, value-added outsourced services primarily for Fortune 500 companies in targeted industries. The Company's integrated outsourced services encompass a wide spectrum of process management services and customer-initiated ("inbound") teleservices throughout a product's life cycle, including product order teleservices, supplier management, product assembly and packaging, product distribution, product order fulfillment, and customer care and technical support teleservices. By focusing on these services as its core business, StarTek allows its clients to focus on their primary businesses, reduce overhead, replace fixed costs with variable costs and reduce working capital needs.


    The Company has continuously expanded its business and facilities to offer additional services on an outsourced basis in response to the growing needs of its clients and to capitalize on market opportunities both domestically and internationally. StarTek operates from its Colorado facilities located in Denver and Greeley and from a facility located in Hartlepool, England. The Company also operates through a subcontract relationship in Singapore. For the year ended December 31, 1996, the Company's revenues increased approximately 72.5% to $71.6 million from $41.5 million for the year ended December 31, 1995. Pro forma net income increased approximately 144.3% to $3.9 million from $1.6 million during the same period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    StarTek's goal is to grow profitably by focusing on providing high-quality integrated, value-added outsourced services. StarTek has a strategic partnership philosophy, through which the Company assesses each of its client's needs and, together with the client, develops and implements customized outsourcing solutions. Management believes that its entrepreneurial culture, long-term relationships with clients and suppliers, efficient operations, dedication to quality and use of advanced technology and management techniques provide StarTek a competitive advantage in attracting and retaining clients that outsource non-core operations. Three of the Company's top four clients have utilized its outsourced services for more than five years and the fourth client initiated services with the Company in April 1996.


    StarTek has focused primarily on the computer software, computer hardware, electronics, telecommunications and other technology-related industries because of their rapid growth, complex and evolving product offerings and large customer bases, which require frequent, often sophisticated, customer interaction. Management believes that there are substantial opportunities to cross-sell StarTek's wide spectrum of outsourced services to its existing base of approximately 100 clients, which includes Broderbund Software, Inc., Canon Inc., Electronic Arts, Inc., Federal Express Corporation, Hewlett-Packard Company, Microsoft Corporation, Polaroid Corporation, Sony Electronics, Inc., The 3DO Company, and Viacom International, Inc. The Company intends to capitalize on the increasing trend toward outsourcing by focusing on potential clients in additional targeted industries, including health care, financial services, transportation services and consumer products, which could benefit from the Company's expertise in developing and delivering integrated, cost-effective outsourced services.

                         STARTEK'S INTEGRATED SERVICES


    The Company's interaction with a client's customers may begin with an inbound call or message via the Internet requesting information or placing an order for the client's product. A StarTek service representative takes the order, and if the Company manages the client's inventory, the Company packs and ships the order. If the Company does not manage the client's inventory, the Company transmits the customer's request directly to the client. In the event the Company manages the client's inventory, the Company may receive finished goods directly from a client or the Company may manage the production process on an outsourced basis, following product specifications provided by the client. In the latter case, the Company selects and contracts with the necessary suppliers and performs all tasks necessary to assemble and package the finished product, which may be held by the Company pending receipt of customer orders or shipped in bulk to distributors or retail outlets.


    The Company's clients typically provide their customers with telephone numbers for product questions and technical support. Calls are routed to StarTek customer care or technical support service representatives who have been trained to support specific products. A call may also lead to an order for another product or service offered by the client, in which case the Company takes the order and the cycle begins again. StarTek's clients may utilize one or more of the Company's outsourced services.


                               BUSINESS STRATEGY

    StarTek's strategic objective is to increase revenues and earnings by maintaining and enhancing its position as a leading international provider of integrated, value-added outsourced services. To reach this objective, the Company intends to:

    PROVIDE INTEGRATED OUTSOURCED SERVICES. StarTek seeks to provide integrated outsourced services which enable its clients to provide their customers with high-quality services at lower cost than through a client's own in-house operations. The Company believes that its ability to tailor operations, materials and employee resources objectively and to provide integrated value-added outsourced services on a cost-effective basis will allow the Company to become an integral part of its clients' businesses.

    DEVELOP STRATEGIC PARTNERSHIPS AND LONG-TERM RELATIONSHIPS. StarTek seeks to develop long-term client relationships, primarily with Fortune 500 companies in targeted industries. The Company invests significant resources to establish strategic partnership relationships and to understand each client's processes, culture, decision parameters and goals, so as to develop and implement customized solutions. The Company believes that this solution-oriented, value-added integrated approach to addressing its clients' needs distinguishes StarTek from its competitors and plays a key role in the Company's ability to attract and retain clients on a long-term basis.

    MAINTAIN LOW-COST POSITION THROUGH MODERN PROCESS MANAGEMENT. StarTek strives to establish a competitive advantage by frequently redefining its operational processes to reduce costs and improve quality. StarTek's continuous improvement philosophy and modern process management techniques enable the Company to reduce waste and increase efficiency in the following areas: (i) controlling overproduction; (ii) minimizing waiting time due to inefficient work sequences; (iii) reducing inessential handling of materials; (iv) eliminating nonessential movement and processing; (v) implementing fail-safe processes; (vi) improving inventory management; and (vii) preventing defects.

    EMPHASIZE QUALITY. StarTek strives to achieve the highest quality standards in the industry. To this end, the Company has received ISO 9002 certification, an international standard for quality assurance and consistency in operating procedures, for all of its domestic facilities and services, and expects to receive ISO 9002 certification for its United Kingdom facility in mid-1997. Certain of the Company's existing clients require evidence of ISO 9002 certification, and the Company anticipates that many potential clients may require ISO 9002 certification prior to selecting an outsourcing provider.

    CAPITALIZE ON SOPHISTICATED TECHNOLOGY. The Company believes it has established a competitive advantage by capitalizing on sophisticated technology and proprietary software, including automatic call distributors, inventory management software, transportation management software, call tracking systems and telephone-computer integration software. These capabilities enable StarTek to improve efficiency, serve as a transparent extension of its clients, receive telephone calls and data directly from its clients' systems, and report detailed information concerning the status and results of the Company's services and interaction with clients on a daily basis.

                                GROWTH STRATEGY

    The Company's growth strategy is designed to capitalize on the increasing demand for outsourced services and improve and expand StarTek's position as an international provider of integrated, value-added outsourced services. This strategy includes the following key elements:

    INCREASE CAPACITY. Management believes that as a provider of outsourced services it must be ready to serve its clients in periods of peak demand for its clients' products or services. Accordingly, the Company intends to continue to increase product handling and teleservice workstation capacity to meet anticipated demand for the Company's outsourced services. During 1996, the Company increased its teleservice workstations by 54.6%, to 558 from 361. In addition, the Company reengineered and expanded its primary product handling facility to increase its daily capacity by approximately 200%, to 180,000 units from 60,000 units for certain types of products.


    CROSS-SELL SERVICES TO EXISTING CLIENTS. Management believes there are substantial opportunities to cross-sell its wide spectrum of outsourced services to other divisions or operations within its existing clients' organizations. StarTek capitalizes on its relationships and comprehensive understanding of its clients' businesses to identify additional divisions and areas where the Company could provide its services. For example, the Company's two longest current client relationships, which began in 1987 and 1988 utilizing only one service each, today utilize substantially all of the Company's outsourced services. Management further believes that its ability to provide integrated solutions helps the Company to create strategic partnership relationships and gives the Company a competitive advantage to be selected as the service provider of choice.


    EXPAND CLIENT BASE. The Company intends to capitalize on its low-cost position and extensive offering of services to penetrate further the industries which the Company currently serves and to seek clients in other industries. Management believes that there are several additional industries, including health care, financial services, transportation services and consumer products, which provide significant market opportunities to the Company. To facilitate the Company's anticipated growth, the Company increased its sales force to 12 full-time professionals as of the date of this offering, from four at the end of 1996.

    INCREASE INTERNATIONAL OPERATIONS. The Company currently conducts business in North America, Europe and Asia. Management believes that many of the trends leading to the growth of outsourced services in the United States are occurring in international markets as well. Management also believes that many companies, including several of its existing multinational clients, are seeking outsourced services on an international basis. To capitalize on these international opportunities, the Company intends to expand its international operations.

    DEVELOP NEW SERVICES. Management believes that the trend toward outsourcing and rapid technological advances will result in new products and types of customer interactions which will create opportunities for the Company to provide additional outsourced services. StarTek intends to capitalize upon its strategic long-term relationships to provide new outsourced services to its clients as opportunities arise.

    ACQUIRE COMPLEMENTARY COMPANIES AND EXPAND STRATEGIC ALLIANCES. StarTek intends to evaluate the acquisition of complementary companies that could extend its presence into new geographic markets or industries, expand its client base, add new product or service applications and/or provide operating synergies. Management believes that there could be many domestic and international acquisition and strategic alliance opportunities as companies consider selling their existing in-house operations and as smaller companies seek growth capital and economies of scale to remain competitive.

    The Company is a Delaware corporation with its executive offices at 111 Havana Street, Denver, Colorado 80010, and its telephone number is (303) 361-6000.

                                  THE OFFERING


Common Stock Offered:
  By the Company..................  3,000,000 shares
  By Selling Stockholders(a)......  666,667 shares
    Total.........................  3,666,667 shares
Common Stock Outstanding after
  this Offering(b)................  14,460,000 shares
Use of Proceeds...................  The estimated net proceeds to the Company of $41.4 million from this offering will be used to repay
                                    substantially all outstanding indebtedness of the
                                    Company (including notes payable to the Principal
                                    Stockholders), related prepayment premiums, and for
                                    working capital and other general corporate purposes,
                                    including capital expenditures to increase its capacity
                                    and for possible future acquisitions. See "Use of
                                    Proceeds."
Proposed New York Stock Exchange
  Symbol..........................  SRT


------------------------

(a) Assumes no exercise of the over-allotment option to purchase up to 550,000 additional shares granted by the Selling Stockholders to the Underwriters. See "Principal and Selling Stockholders" and "Underwriting."

(b) Excludes 985,000 shares and 90,000 shares reserved for future issuance under the Company's Option Plan and Director Option Plan, respectively. See "Management--Compensation of Directors" and "Management--Stock Option Plan."

                        SUMMARY COMBINED FINANCIAL DATA

    The following summary historical and pro forma combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and notes thereto, included elsewhere in this Prospectus.


                                             SIX MONTHS
                                                ENDED                        YEARS ENDED DECEMBER 31,
                                YEAR ENDED    DECEMBER     ------------------------------------------------------------
                                 JUNE 30,        31,                                                          PRO FORMA
                                   1992         1992         1993         1994          1995         1996      1996(A)
                                ----------   -----------   ---------   -----------   -----------   --------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Revenues....................   $16,791       $11,880     $  23,044   $    26,341   $    41,509   $ 71,584    $71,584
  Gross profit................     3,518         2,101         5,005         4,986         8,279     14,346     14,346
  Management fee expense......        --           400         1,702           612         2,600      6,172         --
  Operating profit (loss).....     1,705           432          (176)         (115)          338        410      6,582
  Income (loss) before income
    taxes.....................     1,618           424          (369)         (331)          (58)        38      6,210
  Net income (loss)...........     1,031           482          (369)         (331)(b)       (58)(b)    (74)     3,894
  Net income per share(c).....                                                                                   $0.33
  Shares outstanding(c).......                                                                                  11,925

SELECTED OPERATING DATA:
  Capital expenditures........      $136          $153        $1,239          $670        $2,105     $1,333     $1,333
  Depreciation and
    amortization..............       149            79           456           588           873      1,438      1,438



                                                                                     AT DECEMBER 31, 1996
                                                                           -----------------------------------------
                                                                            ACTUAL    PRO FORMA(D)   AS ADJUSTED(E)
                                                                           ---------  -------------  ---------------
BALANCE SHEET DATA:
  Working capital (deficit)..............................................  $   2,896    $  (3,098)      $  35,592
  Total assets...........................................................     22,979       24,125          51,419
  Total debt.............................................................      6,475       14,594             588
  Total stockholders' equity.............................................      7,103          130          41,430


------------------------------

(a) The Company was a C corporation for federal and state income tax purposes through June 30, 1992. From and after July 1, 1992, the Company has been an S corporation and, accordingly, has not been subject to federal or state income taxes. Pro forma net income (i) reflects the elimination of management fee expense and (ii) includes a provision for federal, state and foreign income taxes at an effective rate of 37.3%. See "Offering Related Transactions."


(b) After the elimination of management fee expense of $612 in 1994 and $2,600 in 1995 and including a provision for federal, state and foreign income taxes, at an effective rate of 37.3% for both years, of $105 for 1994 and $948 for 1995, pro forma net income was $176 and $1,594 in 1994 and 1995, respectively.



(c) Calculated in the manner described in Note 2 to the Combined Financial Statements.


(d) The pro forma combined balance sheet at December 31, 1996 reflects net borrowing of $1,146 under a mortgage note executed in January 1997 and, as notes payable to the Principal Stockholders, amounts relating to accumulated retained earnings and additional paid-in capital without reflecting any proceeds from the sale by the Company of 3,000,000 shares of Common Stock.

(e) Gives effect to the sale by the Company of 3,000,000 shares of Common Stock in this offering and the application of the estimated net proceeds therefrom, including repayment of indebtedness of the Company. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF COMMON STOCK.

RELIANCE ON PRINCIPAL CLIENT RELATIONSHIPS


    A substantial portion of the Company's revenue is generated from relatively few clients and the loss of a significant client or clients could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's two largest clients in 1996 were Hewlett-Packard Company ("Hewlett Packard") and Microsoft Corporation ("Microsoft"). The Company provides various outsourced services to multiple divisions of Hewlett Packard, which the Company considers to be separate clients based upon the fact that each division acts through a relatively autonomous decision maker. In the aggregate, however, Hewlett Packard's various divisions accounted for approximately 38.4% of the Company's total revenues during 1996. The Company began its outsourcing relationship with Hewlett Packard in 1987. Microsoft, which began its outsourcing relationship with StarTek in April 1996, accounted for approximately 33.4% of the Company's total revenues during 1996. There can be no assurance that the Company will be able to retain its significant clients or that, if it were to lose one or more of its significant clients, it would be able to replace such clients with clients that generate a comparable amount of revenues. See "Business--Clients" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


VARIABILITY OF QUARTERLY OPERATING RESULTS


    The Company's business has been and is expected to be significantly slower in the first, second and third quarters of each year due to the timing of its client's marketing programs and the introduction of new products, which are typically geared toward the Christmas holiday season. Additionally, the Company has experienced, and expects to experience in the future, quarterly variations in revenues as a result of a variety of factors, many of which are outside the Company's control, including: (i) the timing of new projects; (ii) the expiration or termination of existing projects; (iii) the timing of increased expenses incurred to obtain and support new business; (iv) the seasonal pattern of certain of the businesses served by the Company; and (v) the cyclical nature of certain clients' businesses. In 1996, the percentages of the Company's revenues generated from the first through the fourth quarter were 21.3%, 19.7%, 21.6% and 37.4%, respectively. If the Company's revenues are below management's expectations in any given quarter, StarTek's operating results could be materially adversely affected for that quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."


DIFFICULTIES OF MANAGING RAPID GROWTH

    The Company has experienced rapid growth over the past several years and anticipates continued future growth. Continued growth depends on a number of factors, including the Company's ability to (i) initiate, develop and maintain new and existing client relationships and expand its marketing operations; (ii) recruit, motivate and retain qualified management and other personnel; (iii) rapidly expand the capacity of the Company's existing facilities or identify, acquire or lease suitable new facilities on acceptable terms, and complete build-outs of such facilities in a timely and economic fashion; (iv) maintain the high quality of the services that StarTek provides to its clients; and (v) maintain relationships with high-quality and reliable suppliers. The Company's continued rapid growth can be expected to place a significant strain on the Company's management, operations, employees and resources. There can be no assurance that the Company will be able to maintain or accelerate its current growth, effectively manage its expanding operations or achieve planned growth on a timely or profitable basis. If the Company is unable to manage growth effectively, its business, results of operations and financial condition could be materially adversely affected. See "Business--Growth Strategy."

DEPENDENCE ON KEY PERSONNEL


    The Company's success to date has depended in large part on the skills and efforts of A. Emmet Stephenson, Jr., the Company's co-founder and Chairman of the Board, and of Michael W. Morgan, the Company's co-founder, President and Chief Executive Officer. Although A. Emmet Stephenson, Jr. and Michael W. Morgan will beneficially own approximately 24.63% and 7.34% of the Common Stock of the Company (23.52% and 6.58% if the Underwriters' over-allotment option is fully exercised) after this offering, neither has entered into an employment agreement with the Company and there can be no assurance that the Company can retain the services of these individuals. The loss of either of Messrs. Stephenson or Morgan, or the Company's inability to hire or retain other qualified officers or key employees, could have a material adverse effect on the Company's business, results of operations, growth prospects and financial condition. See "Management."


DEPENDENCE ON KEY INDUSTRIES AND TREND TOWARD OUTSOURCING

    The Company's clients are primarily Fortune 500 companies involved in technology-related industries. The Company's business and growth is largely dependent on the continued demand for the Company's services from clients in these industries and industries targeted by the Company, and current trends in such industries to outsource their product order teleservices, supplier management, product assembly and packaging, product distribution, product order fulfillment, inbound customer care and technical support teleservices and other outsourced services offered by the Company. A general economic downturn in the computer industry or in other industries targeted by the Company or a slowdown or reversal of the trend in any of these industries to outsource services provided by the Company could have a material adverse effect on the Company's business, results of operations, growth prospects and financial condition. See "Business--Clients."

RISKS ASSOCIATED WITH THE COMPANY'S CONTRACTS


    Although the Company currently seeks to sign multi-year contracts with its clients, the Company's contracts generally (i) permit termination upon relatively short notice by the client; (ii) do not designate the Company as the client's exclusive outsourced service provider; (iii) do not penalize the client for early termination; and (iv) hold the Company responsible for products which fail to meet the clients' specifications. Further, the Company frequently works on a purchase order basis with no minimum purchase guarantee. Several of the Company's contracts require the Company to maintain its ISO 9002 certification. Management believes, however, that maintaining satisfactory relationships with its clients has a more significant impact on the Company's revenues than the specific terms of its client contracts. Although several of the Company's clients have elected not to renew or extend short-term contracts, or have terminated contracts on relatively short notice to the Company, to date, none of the foregoing types of contractual provisions has had a material adverse effect on the Company's business, results of operations or financial condition. See "Business--Services," "Business--Clients," "Business--Sales and Marketing," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    Substantially all of the Company's significant arrangements with its clients for product order teleservices, supplier management, product assembly and packaging, product distribution, product order fulfillment and customer care and technical support teleservices generate revenues based, in large part, on the number and duration of customer inquiries (subject to certain minimum monthly payments) and the volume, complexity and type of components involved in the client's products. Changes in the number or type of components of product units assembled by the Company may have an effect on the Company's revenues independent of the number of product units assembled. Consequently, the amount of revenues generated from any particular client is generally dependent upon customers' purchase and use of the client's products. There can be no assurance as to the number of customers who will be attracted to the products of the Company's clients or that the Company's clients will continue to develop new products that will require the Company's services. See "Business--Clients" and "Business--Technology."

RISKS ASSOCIATED WITH RAPIDLY CHANGING TECHNOLOGY

    The Company's business is highly dependent on its computer equipment, telecommunications equipment and software systems. The Company's failure to maintain sophisticated technological capabilities or to respond effectively to technological changes could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's future success also will be highly dependent upon its ability to enhance existing services and introduce new services to respond to changing technological developments. Significant advances or changes in technology, which significantly reduce or eliminate the need for services provided by the Company, could have a material adverse effect on the Company's business. For example, significant development of the Internet as a delivery system for computer software and game play could adversely impact the demand for the Company's product order teleservices, product order fulfillment, product assembly and packaging and product distribution services. There can be no assurance that the Company can successfully develop and bring to market any new services in a timely manner, that such services will be commercially successful or that clients' and competitors' technologies or services will not render the Company's services noncompetitive or obsolete. See "Business--Technology."

RISKS OF BUSINESS INTERRUPTION

    The Company's operations are dependent upon its ability to protect its facilities, clients' products, confidential customer information, computer equipment, telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption, natural disaster, theft, unauthorized intrusion, computer viruses and other emergencies, and the ability of its suppliers to deliver component parts on an expedited basis. While the Company maintains contingency plans for such events or emergencies and backs up its computers daily, there can be no assurance that such plans will be sufficient. In the event the Company experiences a temporary or permanent interruption or other emergency at one or more of its facilities through casualty, operating malfunction, employee malfeasance, disruption of supplier arrangements or otherwise, the Company's business could be materially adversely affected and the Company may be required to pay contractual damages to its clients or allow its clients to terminate or renegotiate their contracts with the Company. While the Company maintains property and business interruption insurance, such insurance may not adequately compensate the Company for all losses that it may incur. See "Business--Services."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND EXPANSION


    The Company currently conducts business in Europe and Asia, in addition to its North American operations. Such international operations accounted for approximately 16.8% of the Company's revenues in 1996. A component of the Company's growth strategy is to expand its international operations. There can be no assurance that the Company will be able to continue or expand its capacity to market, sell and deliver its services in international markets, or that it will be able to acquire companies or integrate acquired companies to expand international operations. In addition, there are certain risks inherent in conducting international business, including exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, difficulties in complying with a variety of foreign laws, unexpected changes in regulatory requirements, difficulties in staffing and managing foreign operations, political instability and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's international operations and, consequently, on the Company's business, results of operations, growth prospects and financial condition. See "Business--Growth Strategy" and "Business--Services."


DEPENDENCE ON LABOR FORCE


    The Company's success is largely dependent on its ability to recruit, hire, train and retain qualified employees. The Company's business is labor intensive and has experienced high personnel turnover. Some of the Company's operations, particularly its technical support teleservices, require specially trained employees. A significant increase in the Company's employee turnover rate could increase the Company's recruiting and training costs and decrease operating efficiency and productivity. Also, the addition of significant new clients or the implementation of new large-scale programs may require the Company to recruit, hire and train qualified personnel at an accelerated rate. There can be no assurance that the Company will be able to continue to recruit, hire, train and retain sufficient qualified personnel to staff adequately for existing business or future growth. In addition, because a significant portion of the Company's operating costs relate to labor costs, an increase in wages (including an increase in the mandatory minimum wage by the federal government), costs of employee benefits, or employment taxes could have a material adverse effect on the Company's business, results of operations and financial condition. Further, certain of the Company's facilities are located in geographic areas with relatively low unemployment rates, thus potentially making it more difficult and costly to hire qualified personnel. See "Business--Employees and Training" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL PORTION OF NET PROCEEDS ALLOCATED FOR GENERAL WORKING CAPITAL

    A substantial portion ($27.3 million) of the net proceeds to the Company from this offering has been allocated to working capital and other general corporate purposes. This amount may increase substantially as other anticipated uses of net proceeds are funded through cash flow or otherwise reduced. The net proceeds may be utilized at the discretion of the Board of Directors. As a result, investors may not know in advance how such net proceeds will be utilized by the Company. See "Use of Proceeds."

CONTROL BY PRINCIPAL STOCKHOLDERS


    Prior to this offering, all of the outstanding capital stock of the Company was owned or controlled by executive officers of the Company and their affiliates (collectively, the "Principal Stockholders"). Following closing of this offering, A. Emmet Stephenson, Jr., Chairman of the Board of the Company, and his family, will beneficially own approximately 67.28% of the Common Stock of the Company (approximately 64.26% if the Underwriters' over-allotment option is fully exercised). As a result, Mr. Stephenson and his family will continue to be able to elect the entire Board of Directors of the Company and to control substantially all other matters requiring action by the Company's stockholders. Such voting concentration may have the effect of discouraging, delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders."


HIGHLY COMPETITIVE MARKET

    The markets in which the Company competes are highly competitive. The Company expects competition to persist and intensify in the future. The Company's competitors include small firms offering specific applications, divisions of large companies, large independent firms and, most significantly, the in-house operations of the Company's clients or potential clients. A number of competitors have or may develop financial and other resources greater than those of the Company. Similarly, there can be no assurance that additional competitors with greater name recognition and resources than the Company will not enter the Company's markets. Because the in-house operations of the Company's existing or potential clients are significant competitors of the Company, the Company's performance and growth could be negatively impacted if its existing clients decide to provide in-house services that currently are outsourced or if potential clients retain or increase their in-house capabilities. Further, a decision by a major client to consolidate its outsourced services with a company other than StarTek may have an adverse impact on the Company, particularly due to the fact that the Company is not the largest supplier of any of the services currently provided by the Company to any of its largest clients. In addition, competitive pressures from current or future competitors could result in significant price erosion, which could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business--Industry and Competition."

DIFFICULTIES OF COMPLETING AND INTEGRATING ACQUISITIONS AND JOINT VENTURES

    One component of the Company's growth strategy is to pursue strategic acquisitions of companies that have services, products, technologies, industry specializations or geographic coverage that extend or complement the Company's existing business. The Company has never made an acquisition and there can be no assurance that the Company will be able to identify or acquire any such companies on favorable terms. If an acquisition is completed, there can be no assurance that such acquisition will enhance the Company's business, results of operations or financial condition. As part of its growth strategy, the Company may also pursue opportunities to undertake strategic alliances in the form of joint ventures. Joint ventures involve many of the same risks as acquisitions, as well as additional risks associated with possible lack of control of the joint ventures. See "Use of Proceeds" and "Business--Growth Strategy."

NO PRIOR PUBLIC MARKET; VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering, or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock offered hereby will be determined by negotiations among the Company, the Selling Stockholders and the Underwriters based upon several factors and may not be indicative of the market price at which the Common Stock will trade after this offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

    The market price of the Common Stock may be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, the success of the Company in implementing its business and growth strategies, announcements of new contracts or contract cancellations, announcements of technological innovations or new products or services by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation initiated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

SUBSTANTIAL AND IMMEDIATE DILUTION


    Investors in this offering will incur immediate dilution of $12.13 per share in the pro forma net tangible book value per share of Common Stock (based upon an initial public offering price of $15.00 per share). See "Dilution."


SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE

    The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. The Company is unable to make any prediction as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time.

In addition, any such sale or such perception could make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon closing of this offering, the Company will have 14,460,000 shares of Common Stock outstanding, excluding shares of Common Stock issuable upon exercise of options outstanding under the StarTek, Inc. Stock Option Plan (the "Option Plan") and the StarTek, Inc. Director Stock Option Plan (the "Director Option Plan"). The Company and the Selling Stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, any shares of Common Stock for a period of 180 days after the date of this offering without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). Following expiration of that 180-day period, substantially all of the shares of Common Stock held by the Selling Stockholders will be eligible for public sale, subject to compliance with certain volume limitations prescribed by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). See "Shares Eligible for Future Sale" and "Underwriting."

ANTI-TAKEOVER PROVISIONS

    Upon closing of this offering, the Board of Directors will have the authority to issue up to 15,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of the preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plan to issue any shares of preferred stock. Furthermore, certain provisions of the Company's Restated Certificate of Incorporation, Restated Bylaws and Delaware law could delay or complicate a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock."

FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements that can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," or "continue" for the negation thereof or other variations thereon or comparable terminology. The matters set forth under "Risk Factors" constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

                         OFFERING RELATED TRANSACTIONS

    The following transactions will be completed prior to the closing of this offering (the "Offering Related Transactions").

TERMINATION OF S CORPORATION STATUS


    Since July 1, 1992, the Company has been classified as an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and comparable state tax laws. As a result, the earnings of the Company have been taxed for federal and state income tax purposes directly to its stockholders, rather than to the Company. The S corporation status of the Company will terminate upon closing of this offering, and, accordingly, from and after such date, the Company will be directly subject to federal and state income taxes. Immediately prior to the closing of this offering, the Company will take certain actions relating to the termination of the S corporation status of the Company and its subsidiaries, as described below. See "Termination of Management Fees" and "Notes Payable to Principal Stockholders" below.


TERMINATION OF MANAGEMENT FEES


    Historically, the Company has paid certain management fees and bonuses to the Principal Stockholders, and/or their affiliates, for services rendered to the Company, in amounts generally equal to the annual earnings of the Company, in addition to general compensation for services rendered. The Principal Stockholders have reinvested in the Company an amount equal to approximately 53% of the management fees and bonuses received, with a substantial portion of the balance used to pay applicable federal and state income taxes. The Company has terminated such management fee and bonus arrangements as of December 31, 1996, and no similar management fees or bonuses will be paid to the Principal Stockholders or their affiliates after the closing of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management," "Certain Relationships and Related Party Transactions--Management Fees" and Note 1 to the Combined Financial Statements.


    After closing of this offering, an affiliate of A. Emmet Stephenson, Jr., will, however, be paid an advisory fee as described in "Certain Relationships and Related Party Transactions--Management Fees," and Michael W. Morgan will receive a salary and may be paid bonuses at the discretion of the Compensation Committee (as defined below).

NOTES PAYABLE TO PRINCIPAL STOCKHOLDERS

    Immediately prior to closing this offering, the Company will declare a dividend in an amount equal to the estimated additional paid-in capital and retained earnings of the Company as of the closing date, payable to the Principal Stockholders pursuant to certain promissory notes, which will equal approximately $7.0 million, plus an adjustment for any additional paid-in capital and retained earnings after December 31, 1996 through the closing date. The promissory notes payable to the Principal Stockholders will be paid from net proceeds to the Company from this offering. From this amount, the Principal Stockholders will be required to pay applicable federal and state income taxes on earnings of the Company attributable to the period from January 1, 1997 through closing of this offering, the period in which the Company will continue to operate as an S corporation. See "Use of Proceeds" and "Certain Relationships and Related Party Transactions--Notes Payable to Principal Stockholders."

FORMATION OF STARTEK AND HOLDING COMPANY STRUCTURE


    The Company was incorporated in Delaware in December 1996. Effective January 1, 1997, stockholders of StarPak, Inc. exchanged all of their outstanding shares of capital stock for shares of common stock of the Company, and StarPak, Inc. became a wholly-owned subsidiary of the Company. Effective January 24, 1997, shareholders of StarPak International, Ltd. contributed all of their outstanding shares of capital stock to the Company, and StarPak International, Ltd. became a wholly-owned subsidiary of the Company. Accordingly, the Company became a holding company for the businesses conducted by StarPak, Inc. and StarPak International, Ltd.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock by the Company offered hereby, after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, are estimated to be $41.4 million, assuming an initial public offering price of $15.00 per share (the midpoint of the offering range set forth on the cover page of this Prospectus). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

    The Company intends to use approximately $14.0 million of the net proceeds of this offering to repay substantially all of its outstanding indebtedness, which includes approximately $5.0 million of bank and mortgage indebtedness, $2.0 million of capitalized lease obligations and $7.0 million of notes payable to Principal Stockholders (subject to adjustment as described in "Offering Related Transactions"). The Company will pay approximately $50,000 of prepayment premiums in connection with the repayment of such capitalized lease obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The balance of the net proceeds (approximately $27.3 million) will be used for working capital and other general corporate purposes, including approximately $8.0 million for capital expenditures to expand and build-out its existing facilities (to increase its number of teleservice workstations and product handling capacity) and to make strategic acquisitions of complementary businesses. The Company has not entered into any agreements, commitments or understandings and is not currently engaged in any negotiations with respect to any such acquisitions. Pending such uses, the Company plans to invest the net proceeds to the Company from this offering in investment grade, interest-bearing securities. See "Risk Factors--Substantial Portion of Net Proceeds Allocated for General Working Capital," and "Offering Related Transactions--Notes Payable to Principal Stockholders."

                                DIVIDEND POLICY

    The Company intends to retain all future earnings in order to finance continued growth and development of its business and does not expect to pay any cash dividends with respect to its Common Stock in the foreseeable future. The Company expects that any future credit facility will limit or restrict the payment of dividends. The payment of any dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the availability of funds, future earnings, capital requirements, contractual restrictions, the general financial condition of the Company and general business conditions.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of December 31, 1996 on (i) a historical basis, (ii) a pro forma basis to give effect to the Offering Related Transactions and net borrowings of approximately $1.1 million under a mortgage note executed in January 1997, and (iii) a pro forma as adjusted basis to give effect to the sale by the Company of 3,000,000 shares of Common Stock in this offering and the application of the estimated net proceeds therefrom. The capitalization of the Company should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," "Offering Related Transactions," and the Combined Financial Statements and notes thereto, included elsewhere in this Prospectus.



                                                                                        DECEMBER 31, 1996
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------
                                                                                         (IN THOUSANDS)
CASH AND CASH EQUIVALENTS....................................................  $   2,742   $   3,888    $  31,182
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------

DEBT:
  Line of credit.............................................................  $   3,500   $   3,500       --
  Capital lease obligations..................................................      2,421       2,421          388
  Notes payable to Principal Stockholders....................................     --           6,973       --
  Other debt.................................................................        554       1,700          200
                                                                               ---------  -----------  -----------
    TOTAL DEBT...............................................................      6,475      14,594          588

STOCKHOLDERS' EQUITY:
  Preferred stock, undesignated, par value $.01 per share; 15,000,000 shares
    authorized, no shares issued and outstanding.............................     --          --           --
  Common stock, par value $.01 per share; 95,000,000 shares authorized,
    11,460,000 shares issued and outstanding, 14,460,000 shares issued and
    outstanding, as adjusted(a)..............................................          1           1           31
  Additional paid-in capital.................................................      6,148      --           41,320
  Cumulative translation adjustment..........................................        129         129          129
  Retained earnings..........................................................      1,038      --              (50)
  Note receivable--stockholder...............................................       (213)     --           --
                                                                               ---------  -----------  -----------
    TOTAL STOCKHOLDERS' EQUITY...............................................      7,103         130       41,430
                                                                               ---------  -----------  -----------
    TOTAL CAPITALIZATION.....................................................  $  13,578   $  14,724    $  42,018
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------


------------------------


(a) Excludes 985,000 shares and 90,000 shares of Common Stock reserved for issuance under the Option Plan and the Director Option Plan, respectively, approximately 615,000 shares of which are expected to be subject to options to be granted on or prior to closing of this offering. See "Management-- Compensation of Directors" and "Management--Stock Option Plan."

                                    DILUTION


    As of December 31, 1996, the Company had a pro forma net tangible book value of $130,000, or $0.01 per share of Common Stock, based upon 11,460,000 shares of Common Stock outstanding. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value of the Company (total tangible assets less total liabilities), giving effect to the Offering Related Transactions on such date, by the number of shares of Common Stock outstanding as of such date after giving effect to a 340.8888 for one stock split of the Common Stock. After giving effect to the Offering Related Transactions, a 340.8888 for one stock split of the Common Stock and the sale by the Company of the 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $15.00 per share and application of the net proceeds therefrom, the Company's pro forma net tangible book value as of December 31, 1996 would have been $41.4 million, or $2.87 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $2.86 per share to the Principal Stockholders and an immediate dilution in net tangible book value of $12.13 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates the per share dilution to the new investors:


Assumed initial public offering price per share..............             $   15.00
Pro forma net tangible book value per share as of December
 31, 1996....................................................  $     .01
Increase in pro forma net tangible book value per share
 attributable to new investors...............................       2.86
                                                               ---------
Pro forma net tangible book value per share after giving
 effect to this offering.....................................                  2.87
                                                                          ---------
Pro forma net tangible book value dilution per share to new
 investors...................................................             $   12.13
                                                                          ---------
                                                                          ---------


    The following table sets forth as of December 31, 1996 the relative investments of the Principal Stockholders and of the new investors, giving effect to (i) the sale by the Company of 3,000,000 shares and the sale by the Selling Stockholders of 666,667 shares of Common Stock being offered hereby, at an assumed initial public offering price of $15.00 per share, (ii) the 340.8888 for one stock split and (iii) the payment of the Notes Payable to Principal Stockholders.


                                                        SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                                   --------------------------  ---------------------------   PRICE PER
                                                      NUMBER      PERCENTAGE      AMOUNT       PERCENTAGE      SHARE
                                                   ------------  ------------  -------------  ------------  -----------
Principal Stockholders...........................    10,793,333       74.64%   $         432        0.00%    $    0.00
New investors....................................     3,666,667       25.36       55,000,005      100.00         15.00
                                                   ------------      ------    -------------      ------    -----------
  Total..........................................    14,460,000      100.00%   $  55,000,437      100.00%
                                                   ------------      ------    -------------      ------
                                                   ------------      ------    -------------      ------


The information in the foregoing table (i) reflects the 666,667 shares purchased by the new investors from the Selling Stockholders and (ii) excludes 985,000 shares and 90,000 shares reserved for issuance under the Option Plan and Director Option Plan, respectively. See "Management--Compensation of Directors" and "Management--Stock Option Plan."

                        SELECTED COMBINED FINANCIAL DATA


    The following selected combined financial data for the years ended December 31, 1994, 1995 and 1996, and as of December 31, 1995 and 1996 have been derived from the Combined Financial Statements of the Company, which have been audited by Ernst & Young LLP, included elsewhere in this Prospectus. The selected combined financial data for the year ended December 31, 1993 and as of December 31, 1994 have been derived from combined financial statements of the Company, which have been audited by Ernst & Young LLP. The selected combined financial data (i) for the year ended June 30, 1992 and the six months ended December 31, 1992 and (ii) as of June 30, 1992, and December 31, 1992 and 1993, is unaudited. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and notes thereto, included elsewhere in this Prospectus.



                                                  SIX MONTHS                        YEARS ENDED DECEMBER 31,
                                    YEAR ENDED       ENDED      -----------------------------------------------------------------
                                     JUNE 30,    DECEMBER 31,                                                        PRO FORMA
                                       1992          1992         1993         1994          1995        1996         1996(A)
                                    -----------  -------------  ---------  ------------  ------------  ---------  ---------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Revenues..........................   $  16,791     $  11,880    $  23,044  $  26,341     $  41,509     $  71,584     $  71,584
Cost of services..................      13,273         9,779       18,039     21,355        33,230        57,238        57,238
                                    -----------  -------------  ---------  ------------  ------------  ---------       -------
Gross profit......................       3,518         2,101        5,005      4,986         8,279        14,346        14,346
Selling, general and
  administrative expenses.........       1,813         1,269        3,479      4,489         5,341         7,764         7,764
Management fee expense............          --           400        1,702        612         2,600         6,172            --
Operating profit (loss)...........       1,705           432         (176)      (115)          338           410         6,582
Net interest expense and other....          87             8          193        216           396           372           372
                                    -----------  -------------  ---------  ------------  ------------  ---------       -------
Income (loss) before income
  taxes...........................       1,618           424         (369)      (331)          (58)           38         6,210
Income tax expense (benefit)......         587           (58)          --         --            --           112         2,316
                                    -----------  -------------  ---------  ------------  ------------  ---------       -------
Net income (loss).................   $   1,031     $     482    $    (369) $    (331)(b) $     (58)(b) $     (74)    $   3,894
                                    -----------  -------------  ---------  ------------  ------------  ---------       -------
                                    -----------  -------------  ---------  ------------  ------------  ---------       -------
Net income per share (c)..........                                                                                       $0.33
Shares outstanding (c)............                                                                                      11,925

SELECTED OPERATING DATA:
Capital expenditures..............        $136          $153       $1,239       $670        $2,105        $1,333        $1,333
Depreciation and amortization.....         149            79          456        588           873         1,438         1,438



                                                                                                                        PRO FORMA
                                                                                                                     AS ADJUSTED(D)
                                                                                                                     ---------------

BALANCE SHEET DATA (END OF PERIOD):
Working capital....................   $   1,058      $   1,560     $     943  $     434     $     798     $   2,896     $  35,592
Total assets.......................       4,032          6,614         7,712     12,352        21,580        22,979        51,419
Total debt.........................         587            732         2,473      3,288         7,294         6,475           588
Total stockholders' equity.........       1,637          2,031         2,624      3,006         3,798         7,103        41,430


------------------------------

(a) The Company was a C corporation for federal and state income tax purposes through June 30, 1992. From and after July 1, 1992, the Company has been an S corporation and, accordingly, has not been subject to federal or state income taxes. Pro forma net income (i) reflects the elimination of management fee expense and (ii) includes a provision for federal, state and foreign income taxes at an effective rate of 37.3%. See "Offering Related Transactions."


(b) After the elimination of management fee expense of $612 in 1994 and $2,600 in 1995 and including a provision for federal, state and foreign income taxes, at an effective rate of 37.3% for both years, of $105 for 1994 and $948 for 1995, pro forma net income was $176 and $1,594 in 1994 and 1995, respectively.



(c) Calculated in the manner as described in Note 2 to the Combined Financial Statements.


(d) Gives effect to (i) notes payable to the Principal Stockholders relating to accumulated retained earnings and additional paid-in capital of approximately $7,000, (ii) net borrowings of $1,146 under a mortgage note executed in January 1997 and (iii) the sale by the Company of 3,000,000 shares of Common Stock in this offering and the application of the estimated net proceeds therefrom, including repayment of indebtedness of the Company. See "Use of Proceeds" and "Capitalization."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Combined Financial Statements and notes thereto, included elsewhere in this Prospectus.

OVERVIEW


    The Company has grown profitably by developing integrated outsourced services that enable its clients to provide their customers with high-quality services at lower costs than the clients' own in-house operations. StarTek has continuously expanded its business and facilities to offer additional services in response to the growing needs of its clients and to capitalize on market opportunities both domestically and internationally. From 1993 to 1996, the Company's revenues grew at a compound annual growth rate of 45.9%. For the year ended December 31, 1996, the Company's revenues increased approximately 72.5% to $71.6 million from $41.5 million for the year ended December 31, 1995. Pro forma net income increased approximately 144.3% to $3.9 million from $1.6 million during the same period. Management attributes this growth to the successful implementation of the Company's strategy of developing long-term strategic relationships with large clients in targeted industries.


    StarTek generates its revenues by providing integrated outsourced services throughout a product's life cycle, including product order teleservices, supplier management, product assembly and packaging, product distribution, product order fulfillment, and inbound customer care and technical support teleservices. The Company generally recognizes revenues as services are performed under each contract. Substantially all of the Company's significant arrangements with its clients for its services generate revenues based, in large part, on the number and duration of customer inquiries (subject to certain minimum monthly payments) and the volume, complexity and type of components involved in the handling of the client's products. Changes in the number or type of components in the product units assembled by the Company may have an effect on the Company's revenues, independent of the number of product units assembled.

    A key element of the Company's ability to grow is the availability of capacity to respond quickly to the needs of new clients or the increased needs of existing clients. The Company's 138,000-square-foot facility in Denver, Colorado, which was initially occupied at the end of 1995, is approximately one-third utilized and can be expanded to accommodate additional outsourced services. Management also believes that it can expand significantly the capacity of its Greeley, Colorado and Hartlepool, England facilities.

    The Company's cost of services primarily includes labor, telecommunications, materials and freight charges that are variable in nature, as well as certain facilities charges. Competitive vendor rates for materials, printing, compact disc duplication and packaging costs, together with competitive labor rates which comprise the majority of the Company's costs, have been and are expected to continue to be a key component of the Company's expenses. All other expenses, including expenses attributable to technology support, sales and marketing, human resource management and other administrative functions that are not allocable to specific client services, are recorded as selling, general and administrative ("SG&A") expenses. SG&A expenses tend to be either semi-variable or fixed in nature.


    Since July 1992, the Company has operated as an S corporation and, accordingly, has not been subject to federal or state income taxes. As an S corporation, in addition to general compensation for services rendered the Company has historically paid certain management fees, bonuses and other fees to the Principal Stockholders and/or their affiliates in amounts generally equal to the annual earnings of the Company, and all of such amounts are reflected as management fee expense on its combined statement of operations. Upon receipt of such management fees and bonuses, the Principal Stockholders historically contributed approximately 53% of such amounts to the Company to provide the Company with necessary working capital, with a substantial portion of the balance used to pay applicable federal and state income taxes. The amounts so contributed are reflected in additional paid-in-capital on the Company's combined balance sheet. The Company has terminated this management fee and bonus arrangement effective as of December 31, 1996. See Note 1 to the Combined Financial Statements.



    From and after January 1, 1997, all compensation payable to persons who are now stockholders of the Company (or an affiliate of such stockholder) will be in the form of salaries, bonuses or advisory fees and all such payments will be reflected in SG&A expenses on the combined statement of operations. At current rates, such payments will aggregate $516,000 annually. See "Management--Executive Compensation," "Offering Related Transactions--Termination of Management Fees" and Note 1 to the Combined Financial Statements.


    The S corporation status of the Company will terminate upon closing of this offering and, thereafter, the Company will be subject to federal and state income taxes. Pro forma net income (i) reflects elimination of management fee expense and (ii) includes a provision for federal, state and foreign income taxes at an effective rate of 37.3%.


    The Company frequently purchases components of its clients' products as an integral part of its supplier management services and in advance of providing its product assembly and packaging services. These components are shown as raw materials inventory in the Company's balance sheet. At the close of an accounting period, packaged and assembled products (together with other associated costs) are reflected as finished goods inventory, pending shipment. The Company generally has the right to be reimbursed by the client for unused inventory. Client-owned inventories are not reflected on the Company's combined balance sheet.



    The Company's business is highly seasonal. Certain of the Company's services related to product assembly and packaging are heavily utilized in the fourth quarter in preparation for the Christmas holiday season. Accordingly, the Company's revenues are typically higher in the fourth quarter than in the first, second and third quarter. In 1996, the percentages of the Company's revenues generated from the first to the fourth quarter were as follows: 21.3%, 19.7%, 21.6% and 37.4%, respectively.


QUARTERLY RESULTS

    The following table sets forth certain unaudited statement of operations data for the quarters in the years ended December 31, 1995 and 1996. The unaudited quarterly information has been prepared on the same basis as the annual information and, in management's opinion, includes all adjustments necessary to present fairly the information for the quarters presented.

                                            1995 QUARTERS ENDED                              1996 QUARTERS ENDED
                          --------------------------------------------------------  -------------------------------------
                            MARCH 31        JUNE 30        SEPT 30       DEC 31      MARCH 31      JUNE 30      SEPT 30
                          -------------  -------------  -------------  -----------  -----------  -----------  -----------
                                                                  (IN THOUSANDS)

Revenues................    $   7,984      $   6,126      $   9,683     $  17,716    $  15,219    $  14,108    $  15,479
Cost of services........        6,380          4,758          7,536        14,556       12,655       11,121       12,198
SG&A expenses...........        1,226          1,194          1,301         1,620        1,707        1,856        1,756
Management fee expense..          192             83            682         1,643          199          700          498
                               ------         ------         ------    -----------  -----------  -----------  -----------
Operating profit
  (loss)................          186             91            164          (103)         658          431        1,027


                            DEC 31
                          -----------

Revenues................   $  26,778
Cost of services........      21,264
SG&A expenses...........       2,445
Management fee expense..       4,775
                          -----------
Operating profit
  (loss)................      (1,706)

    The following table sets forth certain unaudited statement of operations data, expressed as a percentage of revenues.


                                             1995 QUARTERS ENDED                                  1996 QUARTERS ENDED
                          ----------------------------------------------------------  -------------------------------------------
                            MARCH 31        JUNE 30        SEPT 30        DEC 31        MARCH 31        JUNE 30        SEPT 30
                          -------------  -------------  -------------  -------------  -------------  -------------  -------------

Revenues................       100.0%         100.0%         100.0%         100.0%         100.0%         100.0%         100.0%
Cost of services........        79.9           77.7           77.8           82.2           83.2           78.8           78.8
SG&A expenses...........        15.4           19.5           13.5            9.1           11.2           13.2           11.3
Management fee expense..         2.4            1.4            7.0            9.3            1.3            5.0            3.2
                               -----          -----          -----          -----          -----          -----          -----
Operating profit
  (loss)................         2.3            1.4            1.7           (0.6)           4.3            3.0            6.7


                             DEC 31
                          -------------
Revenues................       100.0%
Cost of services........        79.4
SG&A expenses...........         9.1
Management fee expense..        17.8
                               -----
Operating profit
  (loss)................        (6.3)


    The following table sets forth certain unaudited pro forma statement of operations data for the quarters in the year ended December 31, 1996.


                                                                                      1996 QUARTERS ENDED
                                                                       --------------------------------------------------
                                                                        MARCH 31      JUNE 30      SEPT 30      DEC 31
                                                                       -----------  -----------  -----------  -----------
                                                                                         (IN THOUSANDS)

Revenues.............................................................   $  15,219    $  14,108    $  15,479    $  26,778
Cost of services.....................................................      12,655       11,121       12,198       21,264
SG&A expenses........................................................       1,707        1,856        1,756        2,445
Management fee expense...............................................      --           --           --           --
                                                                       -----------  -----------  -----------  -----------
Operating profit.....................................................         857        1,131        1,525        3,069



    The following table sets forth certain unaudited pro forma statement of operations data, expressed as a percentage of revenues.



                                                                                      1996 QUARTERS ENDED
                                                                       --------------------------------------------------
                                                                        MARCH 31      JUNE 30      SEPT 30      DEC 31
                                                                       -----------  -----------  -----------  -----------

Revenues.............................................................       100.0%       100.0%       100.0%       100.0%
Cost of services.....................................................        83.2         78.8         78.8         79.4
SG&A expenses........................................................        11.2         13.2         11.3          9.1
Management fee expense...............................................      --           --           --           --
                                                                       -----------  -----------  -----------  -----------
Operating profit.....................................................         5.6          8.0          9.9         11.5


    The Company has experienced, and expects to experience in the future, quarterly variations in revenues and earnings as a result of a variety of factors, many of which are outside the Company's control, including (i) the seasonal pattern of certain of the businesses served by the Company; (ii) the timing of new projects; (iii) the expiration or termination of existing projects; and (iv) the timing of increased expenses incurred to obtain and support new business. See "Risk Factors--Variability of Quarterly Operating Results."

    For the quarterly periods in 1995 and 1996, revenues fluctuated principally due to the seasonal pattern of certain of the businesses served by the Company and the addition of new client programs. Revenues in the first quarter of 1996 as compared to the fourth quarter of 1995 declined principally due to the seasonal pattern of certain businesses serviced by the Company. Revenues in the second quarter of 1996 were higher than expected, as compared to prior seasonal patterns, due to increased activities for a significant new client in that quarter.

    For the quarterly periods in 1995 and 1996, cost of services as a percentage of revenues fluctuated principally due to the mix of services performed for clients. Cost of services in the fourth quarter of 1995 was adversely affected by start-up costs of the Denver facility, which opened at the end of 1995, and costs incurred in connection with the switch by certain of the Company's clients to compact discs from 3 1/2 inch floppy disks. Cost of services as a percentage of revenues was higher in the first and second quarters of

1996, partially as a result of product recall and rework costs incurred on a certain product assembled, packaged and distributed in Europe from the United Kingdom facility. The product recall related to certain anomalies detected by the Company in a portion of finished product assembled, packaged and distributed from the Company's United Kingdom facility. Upon detection of the anomaly, the Company initiated the recall and inspected all potentially affected products. The circumstances necessitating the recall were discovered in March 1996 and the recall and related reworking of products was completed in October 1996. In addition, the first quarter of 1996 was adversely affected by start-up costs of the Denver facility, which opened at the end of 1995.

    For the quarterly periods in 1995 and 1996, SG&A expenses as a percentage of revenues fluctuated principally due to the spreading of fixed and semi-variable costs over a revenue base that fluctuates quarter to quarter.


    Management fee expense fluctuated as a percentage of revenues generally based on estimated tax requirements of the recipients of the management fees in the first three quarters of each year and, in the fourth quarter of each year, was based on cumulative operating profits for the entire year less management fee expense for the preceding three quarters. Effective December 31, 1996, the management fee and bonus arrangements previously reflected as management fee expense were terminated and no further management fees will be payable by the Company.


    Operating profit (loss) and income (loss) before income taxes fluctuated within the quarterly periods of 1995 and 1996 based primarily on the factors noted above.


    The unaudited pro forma quarterly information for 1996 presents the effects on operating profit of the elimination of management fee expense paid to stockholders and their affiliates as these fees were discontinued effective December 31, 1996 and no further management fees will be payable by the Company. For the quarterly periods of 1995, pro forma management fee expense would be zero for each quarter and operating profits for the first, second, third and fourth quarters of 1995 would be $378,000, $174,000, $846,000 and $1,540,000, respectively, which represents 4.7%, 2.8%, 8.7% and 8.7% of revenues for the respective quarterly periods.


RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain statement of operations data expressed as a percentage of revenues:


                                                                                  YEARS ENDED DECEMBER 31,
                                                                    ----------------------------------------------------
                                                                                                             PRO FORMA
                                                                       1994         1995         1996          1996
                                                                    -----------  -----------  -----------  -------------
Revenues..........................................................      100.0%       100.0%       100.0%        100.0%
Cost of services..................................................       81.1         80.1         80.0          80.0
                                                                    -----------  -----------  -----------       -----
Gross profit......................................................       18.9         19.9         20.0          20.0
SG&A expenses.....................................................       17.0         12.8         10.8          10.8
Management fee expense............................................        2.3          6.3          8.6           0.0
                                                                    -----------  -----------  -----------       -----
Operating profit (loss)...........................................       (0.4)         0.8          0.6           9.2
Net interest expense and other....................................        0.8          1.0          0.5           0.5
                                                                    -----------  -----------  -----------       -----
Income (loss) before income taxes.................................       (1.2)        (0.2)         0.1           8.7
Income tax expense................................................      --           --             0.2           3.3
                                                                    -----------  -----------  -----------       -----
Net income (loss).................................................       (1.2)        (0.2)        (0.1)          5.4
                                                                    -----------  -----------  -----------       -----
                                                                    -----------  -----------  -----------       -----

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUES. Revenues increased $30.1 million, or 72.5%, to $71.6 million for the year ended December 31, 1996 from $41.5 million for the year ended December 31, 1995. New clients accounted for $25.2 million of this increase, primarily attributable to the addition of a significant new client in April 1996, while existing clients accounted for the remaining $4.9 million of this increase. Revenues for 1996 reflect the addition of the Denver facility, which opened at the end of 1995.

    COST OF SERVICES. Cost of services increased $24.0 million, or 72.2%, to $57.2 million for the year ended December 31, 1996 from $33.2 million for the year ended December 31, 1995. As a percentage of revenues, cost of services was relatively unchanged at 80.0% for the year ended December 31, 1996 from 80.1% for the year ended December 31, 1995.

    GROSS PROFIT. As a result of the foregoing factors, gross profit increased $6.0 million, or 73.3%, to $14.3 million for the year ended December 31, 1996 from $8.3 million for the year ended December 31, 1995. As a percentage of revenues, gross profit was relatively unchanged at 20.0% for the year ended December 31, 1996 from 19.9% for the year ended December 31, 1995.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased $2.4 million, or 45.4%, to $7.8 million for the year ended December 31, 1996 from $5.3 million for the year ended December 31, 1995. As a percentage of revenues, SG&A expenses decreased to 10.8% for the year ended December 31, 1996 from 12.8% for the year ended December 31, 1995, reflecting the spreading of fixed and semi-variable costs over a larger revenue base.

    MANAGEMENT FEE EXPENSE. Management fee expense increased $3.6 million, or 137.4%, to $6.2 million for the year ended December 31, 1996 from $2.6 million for the year ended December 31, 1995. As a percentage of revenues, management fee expense increased to 8.6% for the year ended December 31, 1996 from 6.3% for the year ended December 31, 1995. Management fee expense was determined by the Board of Directors and related primarily to changes in operating profit of the Company. Effective December 31, 1996, the management fee and bonus arrangements previously reflected as management fee expense have been terminated and no further management fees will be payable by the Company.

    OPERATING PROFIT. As a result of the foregoing factors, operating profit increased $0.1 million, or 21.3%, to $0.4 million for the year ended December 31, 1996 from $0.3 million for the year ended December 31, 1995. As a percentage of revenues, operating profit decreased to 0.6% for the year ended December 31, 1996 from 0.8% for the year ended December 31, 1995.

    NET INTEREST EXPENSE AND OTHER. Net interest expense and other remained relatively unchanged at $0.4 million for the year ended December 31, 1996 and for the year ended December 31, 1995. As a percentage of revenues, net interest expense and other decreased to 0.5% for the year ended December 31, 1996 from 1.0% for the year ended December 31, 1995, reflecting lower outstanding borrowings relative to revenues of the Company.


    INCOME (LOSS) BEFORE INCOME TAXES. As a result of the foregoing factors, income before income taxes increased $0.1 million to zero for the year ended December 31, 1996 from $(0.1) million loss before income taxes for the year ended December 31, 1995. As a percentage of revenues, income before income taxes increased to 0.1% for the year ended December 31, 1996 from (0.2)% for the year ended December 31, 1995.



    INCOME TAX EXPENSE. The Company has operated as an S corporation for federal and state income tax purposes and, accordingly, was not subject to federal or state income taxes. The Company was, however, subject to certain foreign income taxes. A provision for foreign income taxes was made in the year ended December 31, 1996, as prior foreign loss carryovers had been fully utilized.

    NET INCOME (LOSS). Based upon its S corporation status and the factors discussed above, net loss remained relatively unchanged at $(0.1) million for the year ended December 31, 1996 and for the year ended December 31, 1995. As a percentage of revenues, net loss for the year ended December 31, 1996 and for the year ended December 31, 1995 remained relatively unchanged at 0.1% and 0.2%, respectively.



    PRO FORMA MANAGEMENT FEE EXPENSE, PRO FORMA OPERATING PROFIT, PRO FORMA INCOME BEFORE INCOME TAXES, PRO FORMA INCOME TAXES AND PRO FORMA NET
INCOME. Pro forma amounts reflect the elimination of management fees and bonuses paid to stockholders and their affiliates as these fees and bonuses were discontinued effective December 31, 1996, and provide for related income taxes at 37.3% of pre-tax income as if the Company were taxed as a C corporation. As a result of the foregoing factors: (1) pro forma management fee expense is zero for 1995 and 1996; (2) pro forma operating profit increased $3.6 million, or 124.0%, to $6.6 million for the year ended December 31, 1996 from $2.9 million for the year ended December 31, 1995; (3) pro forma income before income taxes increased $3.7 million, or 144.3%, to $6.2 million for the year ended December 31, 1996 from $2.5 million for the year ended December 31, 1995; (4) pro forma income taxes increased $1.4 million, or 144.3%, to $2.3 million for the year ended December 31, 1996 from $0.9 million for the year ended December 31, 1995; and (5) pro forma net income increased $2.3 million, or 144.3%, to $3.9 million for the year ended December 31, 1996 from $1.6 million for the year ended December 31, 1995.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    REVENUES. Revenues increased $15.2 million, or 57.6%, to $41.5 million in 1995 from $26.3 million in 1994. New clients accounted for $6.1 million of this increase, while existing clients accounted for the remaining $9.1 million of this increase.


    COST OF SERVICES. Cost of services increased $11.9 million, or 55.6%, to $33.2 million in 1995 from $21.4 million in 1994. As a percentage of revenues, cost of services decreased to 80.1% in 1995 from 81.1% in 1994. This change was primarily due to improvement in profit margins at the United Kingdom facility as productivity improved, and improvement in product fulfillment profit margins in domestic operations as improved product fulfillment systems were placed in service. As a result of technological changes in software distribution, the foregoing improvements were partially offset by lower profit margins realized from the switch by certain of the Company's clients to lower-margin compact discs from higher-margin 3 1/2 inch floppy disks included in such clients' final products.


    GROSS PROFIT. As a result of the foregoing factors, gross profit increased $3.3 million, or 66.0%, to $8.3 million for the year ended December 31, 1996 from $5.0 for the year ended December 31, 1995. As a percentage of revenues, gross profit increased to 19.9% in 1995 from 18.9% in 1994.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased $0.9 million, or 19.0%, to $5.3 million in 1995 from $4.5 million in 1994. As a percentage of revenues, SG&A expenses decreased to 12.8% in 1995 from 17.0% in 1994, reflecting the spreading of fixed and semi-variable costs over a larger revenue base.


    MANAGEMENT FEE EXPENSE. Management fee expense increased $2.0 million, or 324.8%, to $2.6 million in 1995 from $0.6 million in 1994. As a percentage of revenues, management fee expense increased to 6.3% in 1995 from 2.3% in 1994. Management fee expense was determined by the Board of Directors of the Company and related primarily to changes in operating profit of the Company. Effective December 31, 1996, the management fee and bonus arrangements previously reflected as management fee expense were terminated and no further management fees will be payable by the Company.



    OPERATING PROFIT (LOSS). As a result of the foregoing factors, operating profit increased $0.5 million to $0.4 million in 1995 from $(0.1) million in 1994. As a percentage of revenues, operating profit increased to 0.8% in 1995 from (0.4)% in 1994.

    NET INTEREST EXPENSE AND OTHER. Net interest expense and other increased $0.2 million, or 83.3%, to $0.4 million in 1995 from $0.2 million in 1994. As a percentage of revenues, net interest expense and other increased to 1.0% in 1995 from 0.8% in 1994, reflecting higher outstanding borrowings relative to revenues of the Company.

    LOSS BEFORE INCOME TAXES. As a result of the foregoing factors, loss before income taxes decreased $0.3, or 82.5%, to $(0.1) million in 1995 from $(0.3) million in 1994. As a percentage of revenues, loss before income taxes decreased to (0.2)% in 1995 from (1.2)% in 1994.

    NET INCOME (LOSS). Based upon the S corporation status of the Company and the factors discussed above, net loss decreased $0.2 million, or 82.5%, to $0.1 million in 1995 from $0.3 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Company has funded its operations and capital expenditures primarily through cash flow from operations, borrowings under various lines of credit, capital lease arrangements, short-term borrowings from its stockholders and their affiliates, and additional capital contributions by its stockholders. The Company has a $3.5 million revolving line of credit with Norwest Business Credit, Inc. (the "Bank"), which matures on June 30, 1999. Borrowings under the line of credit bear interest at the Bank's base rate, plus 1%. At December 31, 1996 and March 7, 1997, $3.5 million of borrowings were outstanding under the line of credit, accruing interest at 9.25%. Borrowings under the line of credit have been used primarily for general corporate purposes. Outstanding borrowings will be repaid in full from net proceeds to the Company from this offering. See "Use of Proceeds."

    The Company has entered into several capital leases with three to five year terms. At December 31, 1996, the outstanding lease obligations were $2.4 million, accruing interest at rates ranging from 8.7% to 13.0%. At December 31, 1996 and March 7, 1997, available additional borrowings under these arrangements were $0.8 million. Substantially all of outstanding capital lease obligations will be repaid in full from net proceeds to the Company from this offering. See "Use of Proceeds."


    In February 1997, the Company ordered telecommunications computer hardware and software with an aggregate purchase price of $0.8 million. The Company intends to finance this computer equipment through an operating lease, which operating lease will become effective upon completion of the installation of the computer equipment. Installation is scheduled for April 1997.


    Net cash provided by operating activities increased to $1.4 million for the year ended December 31, 1996 from net cash used in operating activities of $1.5 million for 1995. The principal causes of this $2.9 million change were (i) an increase in depreciation and amortization and (ii) a decrease in accounts receivable, partially offset by a decrease in accounts payable (net of an increase in accrued and other liabilities) and an increase in inventories. Net cash used in operating activities in 1995 was $1.5 million as compared to $0.4 million of net cash provided by operating activities in 1994. The principal cause of this decrease in net cash flow from operating activities between the periods was an increase in accounts receivable, partially offset by an increase in accounts payable.

    Net cash used in investing activities was $0.7 million for the year ended December 31, 1996 as compared to $1.3 million of net cash used in investing activities for 1995. The principal cause for this decrease related to reduced purchases of property, plant and equipment in 1996. During 1994 and 1995, the Company's net cash used in investing activities did not change significantly; however, the components of investing expenditures varied due to (i) the purchase of the Denver facility in October 1995, (ii) collections of notes receivable--affiliates and stockholders in 1995 and (iii) advances made to stockholders and affiliates in 1994.

    Net cash provided by financing activities decreased to $1.4 million for the year ended December 31, 1996 from $3.2 million for 1995. The principal causes for this decrease were (i) reduced bank borrowings in

1996 and (ii) payments of notes payable - affiliate and stockholder in 1996, partially offset by increases in contributed capital. Net cash provided by financing activities increased to $3.2 million in 1995 from $1.1 million in 1994. The principal causes for this increase were (i) mortgage borrowings relating to the purchase of the Denver facility in 1995, (ii) an increase in borrowings from an affiliate in 1995 and (iii) an increase in bank borrowings and capital lease payments in 1995.



    The principal sources of the Company's liquidity have been cash flow from operations, borrowings under the Company's line of credit, capital lease financing, borrowings from stockholders and their affiliates, and capital contributions from stockholders. The Company expects to maintain a $3.5 million credit facility. The credit facility is expected to contain covenants which restrict, to a certain extent, dividends, capital expenditures and loans to affiliates and stockholders, without prior written consent of the lender. StarTek intends to use a portion of the net proceeds to the Company from this offering to repay substantially all of its outstanding indebtedness and capitalized lease obligations, and approximately $8.0 million for capital expenditures to expand and build-out its existing facilities to provide additional teleservices, product assembly and inventory management capacity.



    The Company believes that cash flow from operations and net proceeds to the Company from this offering, together with available funds under the line of credit, will be sufficient to support its operations and capital expenditure and liquidity requirements for the next 12 months and anticipated operations and cash expenditures for the foreseeable future. However, long-term capital requirements depend on many factors, including, but not limited to, the rate at which the Company expands its business, whether internally or through acquisitions and strategic alliances. To the extent that the funds generated from the sources described above are insufficient to fund the Company's activities in the short or long term, the Company will be required to raise additional funds through public or private financings. No assurance can be given that additional financing will be available or that, if available, it will be available on terms acceptable to the Company.


INFLATION AND GENERAL ECONOMIC CONDITIONS

    Although the Company cannot accurately anticipate the effect of inflation on its operations, the Company does not believe that inflation has had, or is likely in the foreseeable future to have, a material effect on its results of operations or financial condition.

                                    BUSINESS

GENERAL


    StarTek is a leading international provider of integrated, value-added outsourced services primarily for Fortune 500 companies in targeted industries. The Company's integrated outsourced services encompass a wide spectrum of process management services and customer-initiated ("inbound") teleservices throughout a product's life cycle, including product order teleservices, supplier management, product assembly and packaging, product distribution, product order fulfillment, and customer care and technical support teleservices. By focusing on these services as its core business, StarTek allows its clients to focus on their primary businesses, reduce overhead, replace fixed costs with variable costs and reduce working capital needs.



    The Company has continuously expanded its business and facilities to offer additional services on an outsourced basis in response to the growing needs of its clients and to capitalize on market opportunities, both domestically and internationally. StarTek operates from its Colorado facilities located in Denver and Greeley and from a facility located in Hartlepool, England. The Company also operates through a subcontract relationship in Singapore. For the year ended December 31, 1996, the Company's revenues increased approximately 72.5% to $71.6 million from $41.5 million for the year ended December 31, 1995. Pro forma net income increased approximately 144.3% to $3.9 million from $1.6 million during the same period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    StarTek's goal is to grow profitably by focusing on providing high-quality integrated, value-added outsourced services. StarTek has a strategic partnership philosophy, through which the Company assesses each of its client's needs and, together with the client, develops and implements customized outsourcing solutions. Management believes that its entrepreneurial culture, long-term relationships with clients and suppliers, efficient operations, dedication to quality and use of advanced technology and management techniques provide StarTek a competitive advantage in attracting and retaining clients that outsource non-core operations. Three of the Company's top four clients have utilized its outsourced services for more than five years and the fourth client initiated services with the Company in April 1996.


    StarTek has focused primarily on the computer software, computer hardware, electronics, telecommunications and other technology-related industries because of their rapid growth, complex and evolving product offerings and large customer bases, which require frequent, often sophisticated, customer interaction. Management believes that there are substantial opportunities to cross-sell StarTek's wide spectrum of outsourced services to its existing base of approximately 100 clients, which includes Broderbund Software, Inc., Canon Inc., Electronic Arts, Inc., Federal Express Corporation, Hewlett Packard, Microsoft, Polaroid Corporation, Sony Electronics, Inc., The 3DO Company, and Viacom International, Inc. The Company intends to capitalize on the increasing trend toward outsourcing by focusing on potential clients in additional targeted industries, including health care, financial services, transportation services and consumer products, which could benefit from the Company's expertise in developing and delivering integrated, cost-effective outsourced services.


STARTEK'S INTEGRATED SERVICES

    The Company's interaction with a client's customers may begin with an inbound call or message via the Internet requesting information or placing an order for the client's product. A StarTek service representative takes the order, and if the Company manages the client's inventory, the Company packs and ships the order. If the Company does not manage the client's inventory, the Company transmits the customer's request directly to the client. In the event the Company manages the client's inventory, the Company may receive finished goods directly from a client or the Company may manage the production process on an outsourced basis, following product specifications provided by the client. In the latter case, the Company selects and contracts with the necessary suppliers and performs all tasks necessary to assemble and package the finished product, which may be held by the Company pending receipt of customer orders or shipped in bulk to distributors or retail outlets.


    The Company's clients typically provide their customers with telephone numbers for product questions and technical support. Calls are routed to StarTek customer care or technical support service representatives who have been trained to support specific products. A call may also lead to an order for another product or service offered by the client, in which case the Company takes the order and the cycle begins again. StarTek's clients may utilize one or more of the Company's outsourced services.


BUSINESS STRATEGY

    StarTek's strategic objective is to increase revenues and earnings by maintaining and enhancing its position as a leading international provider of integrated value-added outsourced services. To reach this objective, the Company intends to:

    PROVIDE INTEGRATED OUTSOURCED SERVICES. StarTek seeks to provide integrated outsourced services which enable its clients to provide their customers with high-quality services at lower cost than through a client's own in-house operations. The Company believes that its ability to tailor operations, materials and employee resources objectively and to provide integrated, value-added outsourced services on a cost-effective basis will allow the Company to become an integral part of its clients' businesses.

    DEVELOP STRATEGIC PARTNERSHIPS AND LONG-TERM RELATIONSHIPS. StarTek seeks to develop long-term client relationships, primarily with Fortune 500 companies in targeted industries. The Company invests significant resources to establish strategic partnership relationships and to understand each client's processes, culture, decision parameters and goals, so as to develop and implement customized solutions. The Company believes that this solution-oriented, value-added integrated approach to addressing its clients' needs distinguishes StarTek from its competitors and plays a key role in the Company's ability to attract and retain clients on a long-term basis.

    MAINTAIN LOW-COST POSITION THROUGH MODERN PROCESS MANAGEMENT. StarTek strives to establish a competitive advantage by frequently redefining its operational processes to reduce costs and improve quality. StarTek's continuous improvement philosophy and modern process management techniques enable the Company to reduce waste and increase efficiency in the following areas: (i) controlling overproduction; (ii) minimizing waiting time due to inefficient work sequences; (iii) reducing inessential handling of materials; (iv) eliminating nonessential movement and processing; (v) implementing fail-safe processes; (vi) improving inventory management; and (vii) preventing defects.

    EMPHASIZE QUALITY. StarTek strives to achieve the highest quality standards in the industry. To this end, the Company has received ISO 9002 certification, an international standard for quality assurance and consistency in operating procedures, for all of its domestic facilities and services, and expects to receive ISO 9002 certification for its United Kingdom facility in mid-1997. Certain of the Company's existing clients require evidence of ISO 9002 certification, and the Company anticipates that many potential clients may require ISO 9002 certification prior to selecting an outsourcing provider.

    CAPITALIZE ON SOPHISTICATED TECHNOLOGY. The Company believes it has established a competitive advantage by capitalizing on sophisticated technology and proprietary software, including automatic call distributors, inventory management software, transportation management software, call tracking systems and telephone-computer integration software. These capabilities enable StarTek to improve efficiency, serve as a transparent extension of its clients, receive telephone calls and data directly from its clients' systems, and report detailed information concerning the status and results of the Company's services and interaction with clients on a daily basis.

GROWTH STRATEGY

    The Company's growth strategy is designed to capitalize on the increasing demand for outsourced services and improve and expand StarTek's position as an international provider of integrated value-added outsourced services. This strategy includes the following key elements:

    INCREASE CAPACITY. Management believes that as a provider of outsourced services it must be ready to serve its clients in periods of peak demand for its clients' products or services. Accordingly, the Company intends to continue to increase product handling and teleservice workstation capacity to meet anticipated demand for the Company's outsourced services. During 1996, the Company increased its teleservice workstations by 54.6%, to 558 from 361. In addition, the Company reengineered and expanded its primary product handling facility to increase its daily capacity by approximately 200% to 180,000 units from 60,000 units for certain types of products.


    CROSS-SELL SERVICES TO EXISTING CLIENTS. Management believes there are substantial opportunities to cross-sell its wide spectrum of outsourced services to other divisions or operations within its existing clients' organizations. StarTek capitalizes on its relationships and comprehensive understanding of its clients' businesses to identify additional divisions and areas where the Company could provide its services. For example, the Company's two longest current client relationships, which began in 1987 and 1988 utilizing only one service each, today utilize substantially all of the Company's outsourced services. Management further believes that its ability to provide integrated solutions helps the Company to create strategic partnership relationships and gives the Company a competitive advantage to be selected as the service provider of choice.



    EXPAND CLIENT BASE. The Company intends to capitalize on its low-cost position and extensive offering of services to penetrate further the industries which the Company currently serves and to seek clients in other industries. Management believes that there are several additional industries, including health care, financial services, transportation services and consumer products, which provide significant market opportunities to the Company. To facilitate the Company's anticipated growth, the Company increased its sales force to 12 full-time professionals as of the date of this offering, from four at the end of 1996.


    INCREASE INTERNATIONAL OPERATIONS. The Company currently conducts business in North America, Europe and Asia. Management believes that many of the trends leading to the growth of outsourced services in the United States are occurring in international markets as well. Management also believes that many companies, including several of its existing multinational clients, are seeking outsourced services on an international basis. To capitalize on these international opportunities, the Company intends to expand its international operations.

    DEVELOP NEW SERVICES. Management believes that the trend toward outsourcing and rapid technological advances will result in new products and types of customer interactions which will create opportunities for the Company to provide additional outsourced services. StarTek intends to capitalize upon its strategic long-term relationships to provide new outsourced services to its clients as opportunities arise.

    ACQUIRE COMPLEMENTARY COMPANIES AND EXPAND STRATEGIC ALLIANCES. StarTek intends to evaluate the acquisition of complementary companies that could extend its presence into new geographic markets or industries, expand its client base, add new product or service applications and/or provide operating synergies. Management believes that there could be many domestic and international acquisition and strategic alliance opportunities as companies consider selling their existing in-house operations and as smaller companies seek growth capital and economies of scale to remain competitive.

SERVICES

    The Company offers a wide spectrum of outsourced services throughout a product's life cycle, designed to provide cost-effective and efficient management of the ancillary operations of its clients. The Company works closely with its clients to develop, refine and implement efficient and productive integrated outsourced solutions that link StarTek with such clients and their customers. The processes that create such solutions generally include the development of product manufacturing specifications, packaging and distribution requirements, as well as product-related software programs for telephone, facsimile, e-mail and Internet interactions involving product order fulfillment, customer care and technical support. Substantially all of the Company's teleservice activities are inbound telephone calls, rather than outbound calls. Specific services that StarTek provides to its clients include the following:

    PRODUCT ORDER TELESERVICES. Product order teleservices is generally the process by which a call from a client's customer is received, identified and routed to a StarTek service representative. Typically, a customer calls to request product service information, to place an order for an advertised product or to obtain assistance regarding a previous order or purchase. The information and results of the call are then communicated either to StarTek's employees for order processing and fulfillment or, if StarTek does not manage the client's inventory, the Company transmits the customer's request directly to the client. To properly handle these and other teleservices, StarTek utilizes automated call distributors to identify each inbound call by the number dialed by the customer and immediately route the call to a StarTek service representative trained for that product. Product orders also occur as a result of a StarTek service representative offering products in connection with a customer care or technical support call. To facilitate product orders, the Company can process credit card charges and other payment methods in connection with its product order teleservices.

    SUPPLIER MANAGEMENT. Company personnel are responsible for maintaining and managing multiple supplier relationships. When the Company is selected by a client to provide product assembly and packaging services, the Company qualifies, selects, certifies and manages the sourcing and manufacturing of the various products and related components including, among other things, the printing of boxes, labels, manuals and other printed materials to be included with the client's product and the mass duplication of software onto various media. Such product and related components are then assembled and packaged at the Company's facilities. The Company monitors the quality of its suppliers through visits to manufacturing facilities and utilizes just-in-time production to minimize inventory in the Company's warehouses. Management believes that the Company's strong, long-term relationships with multiple suppliers allows the Company to be flexible and responsive to its clients, while minimizing costs and the Company's dependency on any single supplier.

    PRODUCT ASSEMBLY AND PACKAGING. The Company assembles and packages products in various containers, including folding cartons, set-up boxes, compact disc jewel cases, digi-packs, binders and slip cases. The Company assembles and packages products in the United States, the United Kingdom and Singapore and has a global capacity of approximately 400,000 units per day, which capacity varies depending on the size and complexity of the product. The Company's assembly lines have been designed with significant flexibility, enabling the Company to assemble and package various types of products and rapidly change the type of product produced. During peak periods of operations, the Company's capacity is dependent upon (i) the complexity of the product to be assembled; (ii) the availability of materials from suppliers; (iii) the availability of temporary personnel to increase capacity; (iv) the number of shifts operated by the Company; and (v) the ability to activate additional production lines. During peak periods, the Company has expanded assembly production to approximately four times the output of slower periods.

    PRODUCT DISTRIBUTION. The Company's sophisticated inventory management systems enable the Company to ship and track products to distribution centers, to individual stores and to its clients' customers directly. Product orders are received by the Company via file transfer protocol (FTP), the Internet, electronic data interchange (EDI) and facsimile, as well as through the Company's product order teleservices described above.

    PRODUCT ORDER FULFILLMENT. StarTek personnel process, pack and ship product orders and requests for promotional and educational literature, and direct customers of the Company's clients to product or service sources ("fulfillment") by telephone, e-mail, facsimile and the Internet, 24 hours per day, seven days per week. The Company provides same-day shipping of customer orders if the product is available.


    CUSTOMER CARE TELESERVICES. Customer care programs are customized by the Company to meet its clients' needs. The Company customizes responses to various customer product inquiries by designing special greetings, marketing messages and specific queue-time controls. A StarTek service representative receiving a call can enter customer information into the Company's call-tracking system, listen to a question, and quickly access a proprietary networked database via personal computer to locate an answer to a customer's question. A senior quality control team member is available to provide additional assistance for complex or unique customer questions. As additional product information becomes available, the Company promptly integrates such information into its database, thereby ensuring that answers are based upon the latest product information.


    Each customer interaction presents the Company and its clients with an opportunity to gather valuable customer information, including the customer's demographic profile and preferences. This information can prompt the StarTek service representative to make logical, progressive inquiries about the customer's interest in additional products and services, identify additional revenue generating and cross-selling opportunities, or resolve other issues relating to a client's products or services.

    TECHNICAL SUPPORT TELESERVICES. StarTek service representatives provide technical support services by telephone, e-mail, facsimile and the Internet, 24 hours per day, seven days per week. Technical support inquiries are generally driven by a customer's purchase of a product or by a customer's need for ongoing technical assistance. Customers of StarTek's clients dial a technical support number listed in their product manuals and, based on touch-tone responses, are automatically connected to an appropriate StarTek service representative who is specially trained in the applicable product. Each StarTek service representative acts as a transparent extension of its clients when resolving complaints, diagnosing and resolving product or service problems, or answering technical questions.

INTERNATIONAL OPERATIONS

    StarTek provides its outsourced services on an international basis from the United Kingdom and Singapore. The Company's facility in the United Kingdom provides the full range of the Company's outsourced services for clients throughout Europe, including inbound product order, customer care and technical support teleservices in five languages. The Company currently provides supplier management, product assembly and packaging and product distribution for one of its major clients through a subcontract relationship with a company in Singapore. This subcontract relationship operates on a purchase order basis.

CLIENTS

    StarTek provided services to approximately 100 clients in North America, Europe and Asia during 1996. StarTek's clients include companies engaged primarily in the computer software, computer hardware, electronics, communications and other technology-related industries. Approximately 38.4% and 33.4% of the Company's revenues in 1996 were attributable to Hewlett Packard and Microsoft, respectively. Based upon 1996 revenues, StarTek's ten largest clients, listed alphabetically, were:



Broderbund Software, Inc.                  Microsoft Corporation
Canon Inc.                                 Polaroid Corporation
Electronic Arts, Inc.                      Sony Electronics, Inc.
Federal Express Corporation                The 3DO Company
Hewlett-Packard Company                    Viacom International, Inc.


    The Company typically enters into a written agreement with each client for outsourced services or performs services on a purchase order basis. Under substantially all of the Company's significant arrangements with its clients, the Company generates revenues based in large part, on the number and duration of customer inquiries (subject to certain minimum monthly payments) and the volume, complexity and type of components involved in the clients products. Although the Company currently seeks to sign multi-year contracts with its clients, the Company's contracts generally (i) permit termination upon relatively short notice by the client, (ii) do not designate the Company as the client's exclusive outsourced service provider and (iii) do not penalize the client for early termination. To the extent the Company works on a purchase order basis, the agreement with the client frequently does not provide for minimum purchase requirements, except in connection with its customer care and technical support services. See "Risk Factors-- Risks Associated with the Company's Contracts."


    Hewlett Packard began its outsourcing relationship with the Company in 1987. The Company currently performs the full range of its services for numerous separate divisions of Hewlett Packard. Services are performed on a purchase order or project-specific agreement basis, subject to a master purchase agreement (the "HP Agreement"). The HP Agreement provides that the engagement of the Company is non-exclusive and does not provide any minimum guarantee by Hewlett Packard of a specific level of business for the Company. The HP Agreement has an 18 month term, and is subject to renewal by agreement of the parties.



    Microsoft began its outsourcing relationship with the Company in April 1996. The Company currently performs supplier management, product manufacturing, and product distribution services for Microsoft. Services are performed on a purchase order basis, subject to a supply, manufacturing and services agreement (the "MS Agreement"). The MS Agreement provides that the engagement of the Company is non-exclusive and does not guarantee the Company a minimum level of business from Microsoft. Such agreement renews automatically for one-year periods, subject to termination, at any time, upon 90 days prior written notice. The Company has agreed to maintain ISO 9002 certification of its facility in Greeley, Colorado, and a product manufacturing capacity at such facility of not less than 400,000 units per week, at a rate of 80,000 units per day. The Company currently maintains capacity at this facility sufficient to satisfy its obligations under the MS Agreement and the ongoing product manufacturing, assembly, packaging and distribution needs of other clients.


SALES AND MARKETING

    The Company's marketing objective is to develop long-term relationships with existing and potential clients to become the preferred worldwide vendor of outsourced services. StarTek invests significant resources to create a strategic partnership relationship with its clients to understand their existing operations, customer service processes, culture, decision parameters and goals. A StarTek team assesses the client's outsourcing service needs, and, together with the client, develops and implements customized solutions. Management believes that, as a result of StarTek's strategic relationship with its clients and comprehensive understanding of their businesses, the Company can identify new revenue generating opportunities, customer interaction possibilities and product service improvements not adequately addressed by the client. The Company's sales strategy emphasizes multiple contacts with a client to strengthen its relationship and facilitate the cross-selling of services.

    StarTek markets its outsourced services through a variety of methods, including personal sales calls, client referrals, attendance at trade shows, advertisements in industry publications, and the cross-selling of services to existing clients. In order to enhance its marketing efforts, the Company increased its sales force to 12 full-time professionals as of the date of this offering, from four at the end of 1996. As part of its marketing efforts, the Company encourages visits to its facilities, where the Company demonstrates its services, quality procedures and ability to accommodate additional business.



    Management believes a key element to sales growth is the ability to flexibly, effectively and efficiently expand service capacity to meet client needs as its clients grow or outsource more of their non-core operations to the Company. In addition, to attract new clients to StarTek's services, the Company must have the resources to develop a strategy to meet a new client's outsourcing goals promptly, as well as the ability to implement operations for such client quickly and accurately. In order to achieve these goals, the Company currently maintains a level of excess capacity to expand its operations as necessary to meet increased client demand.


TECHNOLOGY

    The Company employs sophisticated technology and proprietary software that incorporates digital switching, relational database management systems, call tracking systems, workforce management systems, object-oriented software modules and telephone-computer integration. The Company's digital switching technology enables calls to be routed to the next available teleservice representative with the appropriate product knowledge, skill and language abilities. Call tracking and workforce management systems generate and track historical call volumes by client, enabling the Company to schedule personnel efficiently, anticipate fluctuations in call volume and provide clients with detailed information concerning the status and results of the Company's services on a daily basis. Management believes that the Company's proprietary technology platform provides the Company with a competitive advantage in maintaining existing clients and attracting new clients. A portion of the net proceeds of this offering allocated for working capital and general corporate purposes will be used by the Company to enhance its existing telecommunications equipment and computer and software systems. See "Use of Proceeds."

EMPLOYEES AND TRAINING

    StarTek's success in recruiting, hiring, and training large numbers of full-time, skilled employees and obtaining large numbers of hourly employees during peak periods for product assembly, packaging and distribution services is critical to the Company's ability to provide high quality outsourced services. To maintain good employee relations and to minimize turnover, the Company offers competitive pay, hires primarily full-time employees who are eligible to receive the full range of employee benefits, and provides employees with clear, visible career paths. As of February 28, 1997, the Company had 1,051 employees, of which approximately 75% were full-time. The number of temporary employees varies significantly during the year due to the seasonal variations of the Company's business. Management believes that the demographics surrounding its facilities, and its reputation, stability and compensation plans should allow the Company to continue to attract and retain qualified employees. The Company considers its employee relations to be good. See "Risk Factors--Dependence on Labor Force."


    In keeping with StarTek's continuous improvement philosophy, the Company is committed to training all of its employees. StarTek provides formal training for senior management, supervisors, process managers, quality coordinators, and teleservice representatives. StarTek also maintains an employee quality program to backup every employee, including specialized quality coordinators who teach problem solving, assist with teleservice calls and offer immediate performance feedback. On a more informal basis, the Company provides on-the-job process training and tutoring for all process management personnel. Employee teams gather daily to receive information about products to be produced and techniques to be utilized, and have an opportunity to ask questions and receive one-on-one training, as necessary.

    The Company's in-house training program for customer care and technical support teleservicing employees is founded on an in-depth, structured learning environment that builds technical competence and teaches critical software skills necessary to provide effective customer care and technical support teleservices. Each teleservice representative is specially designated and trained to support a particular product or group of products for a particular client. A teleservice representative receives training in product knowledge, call listening and computer skills prior to answering any customer calls independently. This training time depends on the complexity of the product for which such representative will provide teleservices. Further, the Company uses live and taped call reviews and customer feedback surveys to continue to monitor and enhance its level of customer support services.


INDUSTRY AND COMPETITION

    With the goal of focusing on their core businesses, companies are increasingly turning to outsourced service companies to perform specialized functions and services. Outsourcing of non-core activities offers a strategic advantage to companies in a wide range of industries by offering them an opportunity to reduce operating costs and working capital needs, improve their reaction to business cycles, manage capacity and improve customer and technical information gathering and utilization. To realize these advantages, companies are outsourcing the process of planning, implementing and controlling the efficient flow of goods, services, teleservices and related information from the point of origin to the point of consumption. Additionally, rapid technological changes and rising customer expectations for high-quality goods and services make it increasingly difficult and expensive for companies to maintain the necessary personnel and product capabilities in-house to support a product's life cycle on a cost-effective basis. Companies which focus on providing these services as their core business, including StarTek, are expected to continue to benefit from these outsourcing trends.

    StarTek competes on the basis of quality, reliability of service, price, efficiency, speed and flexibility in tailoring services to client needs. Management believes its comprehensive and integrated services differentiate it from its non-client competitors who may only be able to provide one or a few of the outsourced services that StarTek provides. The Company continuously explores new outsourcing service opportunities, typically in circumstances where clients are experiencing inefficiencies in non-core areas of their businesses and management believes it can develop a superior outsourced solution to such inefficiency on a cost-effective basis. Management believes that it competes primarily with the in-house teleservice, customer service and logistics management operations of its current and potential clients. StarTek also competes with certain companies that provide similar services on an outsourced basis including, APAC Teleservices, Inc., Kao Corporation, Logistix Corporation, MATRIXX Marketing Inc., National TechTeam, Inc., Precision Response Corp., SITEL Corporation, Stream International Inc., Sykes Enterprises Incorporated, TeleTech Holdings, Inc. and West Teleservices Corporation. In addition, there are numerous competitors of all sizes that provide product order teleservices and product fulfillment distribution services.

FACILITIES

    StarTek's facilities include a Company-owned 138,000-square-foot building in Denver, Colorado (which also contains the Company's executive offices), and a 100,000-square-foot Company-owned building and a 10,500-square-foot Company-owned building, both located in Greeley, Colorado. StarTek performs its international outsourced services from a leased 53,000-square-foot building in Hartlepool, County Durham on the northeast coast of England. In Asia, the Company utilizes a subcontractor that operates from a 25,000-square-foot facility located in Singapore.


    Of the Company's 614 teleservice workstations in the United States as of February 28, 1997, 249 were located in the Denver building (which has space to expand to approximately 1,250 workstations) and 365 were located in the Greeley buildings. The Company's process management services in the United States primarily operate from the Company's Greeley facilities. The Company's United Kingdom facility provides space for each of the Company's outsourced services and the Company's subcontractor in Singapore provides space for the Company's supplier management, product assembly and packaging and product distribution services. Management believes that its existing facilities are adequate for its current operations, but that additional facility capacity will be required to support continued growth. The Company intends to use a portion of the net proceeds to the Company from this offering to expand its existing facilities. See "Use of Proceeds."

INTELLECTUAL PROPERTY

    The Company owns the servicemarks "StarTek" and "StarPak," and intends to file for federal registration of these servicemarks prior to closing this offering. Due to the common use of identical or phonetically similar servicemarks by other companies in different businesses, there can be no assurance that the United States Patent and Trademark Office will grant the Company registration of its servicemarks, or that such servicemarks will not be challenged by other users. The Company does not believe that it owns or utilizes any other servicemarks that are material to its business. The Company's operations, however, frequently incorporate proprietary and confidential information. In accordance with industry practice, the Company relies upon a combination of contract provisions and trade secret laws to protect the proprietary technology it uses and to deter misappropriation of its proprietary rights and trade secrets.

LEGAL PROCEEDINGS

    The Company has been involved from time to time in litigation arising in the normal course of business, none of which is expected by management to have a material adverse effect on the business, financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's directors and executive officers are as follows:

NAME                              AGE                          POSITION
----------------------------      ---      -------------------------------------------------
A. Emmet Stephenson, Jr.....          51   Chairman of the Board and Director
Michael W. Morgan...........          36   President, Chief Executive Officer and Director
E. Preston Sumner, Jr.......          44   Executive Vice President and Chief Operating
                                           Officer
Dennis M. Swenson...........          61   Executive Vice President, Chief Financial
                                           Officer, Secretary and Treasurer
Thomas O. Ryder.............          52   Director
Ed Zschau...................          57   Director

    A. EMMET STEPHENSON, JR. co-founded the Company in 1987 and has served as Chairman of the Board of the Company since its formation. Mr. Stephenson has also served as President of Stephenson and Company, a private investment firm in Denver, Colorado, for more than five years. Mr. Stephenson is a director of Danaher Corporation and serves on the Advisory Boards of First Berkshire Fund and Capital Resource Partners, L.P.

    MICHAEL W. MORGAN co-founded the Company in 1987 and has held managerial positions in companies providing outsourced services since 1984. Mr. Morgan has served as President and Chief Executive Officer of the Company since May 1990 and has served as a Director of the Company since January 1997.


    E. PRESTON SUMNER, JR. co-founded the Company in 1987, served as Vice-Chairman of the Board from inception of the Company through December 1994 and rejoined the Company in February 1997 as Executive Vice President and Chief Operating Officer. Mr. Sumner was also a managing director of Stephenson Merchant Banking, a private investment firm in Denver, Colorado from 1986 through December 1994. From January 1995 through February 1997, Mr. Sumner was a director and Vice President--Corporate Development of Merrick & Company, an engineering and architectural firm, and will continue to serve as a director and non-executive chairman of the board of such company.


    DENNIS M. SWENSON has served as Chief Financial Officer of the Company since October 1995 and as Executive Vice President since October 1996. From October 1991 to September 1995, Mr. Swenson was an independent financial consultant. Mr. Swenson was a partner of Ernst & Young LLP from 1973 until 1991.


    THOMAS O. RYDER has served as a Director of the Company since January 1997. He has been President of Travel Related Services International for American Express TRS Company, Inc. since October 1995. Mr. Ryder has also been Chairman of the Board of American Express Publishing Corporation since December 1991. From February 1992 through October 1995, he served as President of American Express Establishment Services Worldwide. From January 1988 through February 1992, Mr. Ryder served as President of Direct Marketing Group, which included American Express Merchandise Services, American Express Publishing Corporation and Epsilon Data Management Corporation. He is a director of Club Mediterranee.


    ED ZSCHAU has served as a Director of the Company since January 1997. He has been a Senior Lecturer of Business Administration at Harvard University since February 1996. From April 1993 to July 1995, Mr. Zschau was General Manager, Storage System Division at IBM Corporation. From July 1988 to April 1993, he was Chairman and Chief Executive Officer of Censtor Corp., a company that researches and develops magnetic recording components for disk drives. Mr. Zschau is a director of Indentix, Inc., GenRad, Inc. and Censtor Corp.

    The executive officers of the Company serve at the discretion of its Board of Directors. Directors of the Company hold office until the next annual meeting of the Company's stockholders and until their successors have been duly elected and qualified, or until their earlier resignation, removal from office or death.


COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors established a compensation committee and an audit committee of its Board of Directors in January 1997.

    COMPENSATION COMMITTEE. The Compensation Committee, which consists of Messrs. Stephenson, Ryder and Zschau, will determine the compensation to be paid to all executive officers of the Company. The current executive officer salaries were set by the Board of Directors prior to establishment of the Compensation Committee.

    AUDIT COMMITTEE. The Audit Committee, which is comprised of Messrs. Ryder and Zschau, the Company's two independent directors, will be responsible to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls and financial management practices.

COMPENSATION OF DIRECTORS

    StarTek does not pay its directors any cash compensation for their services as directors. Directors will be reimbursed for expenses incurred in connection with meetings of the Board of Directors or committees thereof.

    The Company has adopted the Director Option Plan, which provides for an automatic initial grant and an annual grant to each director who is not an employee or officer of the Company (a "non-employee director") of options to acquire shares of Common Stock. A total of 90,000 shares of Common Stock have been reserved for issuance pursuant to options granted under the Director Option Plan. All options granted under the Director Option Plan will be non-qualified options that are not intended to qualify under Section 422 of the Code.

    The Director Option Plan provides that each non-employee director will receive (i) options to acquire 10,000 shares of Common Stock upon the later of the closing of an initial public offering of Common Stock or such director's initial election to the Board of Directors and (ii) options to acquire 3,000 shares of Common Stock on the date of each annual meeting of stockholders thereafter at which such director is reelected. The exercise price of each option granted under the Director Option Plan will equal the fair market value of the Common Stock on the date of grant. Options granted under the Director Option Plan will (a) vest immediately and (b) expire on the earliest to occur of the tenth anniversary of the date of grant, one year following the director's death or immediately upon the director's termination of membership on the Board of Directors for "cause" (as defined in the Director Option Plan).

    The Company has granted Thomas O. Ryder and Ed Zschau options to acquire 10,000 shares of Common Stock each, at an exercise price per share equal to the initial public offering price, pursuant to the terms of the Director Option Plan. The options are fully vested and exercisable upon closing of this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ended December 31, 1996, the Company did not have a Compensation Committee of its Board of Directors, or other board committee performing equivalent functions. Decisions concerning the compensation of executive officers were made by the Board of Directors of each of the operating subsidiaries of the Company. Except for A. Emmet Stephenson, Jr., there are no officers or employees of the Company who participated in deliberations concerning such compensation matters.

EXECUTIVE COMPENSATION


    SUMMARY COMPENSATION TABLE. The following table sets forth certain information concerning the compensation paid by the Company to the President and Chief Executive Officer. No other executive officer of the Company earned or was paid compensation of more than $100,000 for the year ended December 31, 1996. See "Certain Relationships and Related Party Transactions." The Company does not have a pension plan or a long-term incentive plan, has not issued any restricted stock awards and did not grant any stock options during its most recent fiscal year.


                           SUMMARY COMPENSATION TABLE

                                                                   1996 ANNUAL COMPENSATION
                                                                 ----------------------------
NAME AND PRINCIPAL POSITION                                         SALARY          BONUS
---------------------------------------------------------------  -------------  -------------
Michael W. Morgan..............................................  $  271,059(a)  $  666,893(b)
  President and Chief Executive Officer

------------------------

(a) Mr. Morgan's base salary is and following this offering will continue to be $271,059, subject to modification by the Compensation Committee.


(b) Includes $643,754 of bonus, which bonus arrangement was terminated effective December 31, 1996. Of the $643,754, Mr. Morgan recontributed $337,971 to the Company as additional capital. Substantially all of the balance was used by Mr. Morgan to pay applicable federal and state income taxes on such bonus. See "Offering Related Transactions--Termination of S Corporation Status" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    Historically, the Company has paid an annual management fee of approximately $200,000 to A. Emmet Stephenson, Jr., Inc., which is wholly-owned by A. Emmet Stephenson, Jr., Chairman of the Board of the Company, for services rendered by Mr. Stephenson to the Company, and $70,000 annually to Stephenson Properties as rental for certain Company facilities. This management fee and rental arrangement was terminated effective as of December 31, 1996. See "Certain Relationships and Related Party Transactions--Management Fees" and "--Real Property." Effective as of January 1, 1997, the Company will pay an annual advisory fee of $245,000 to A. Emmet Stephenson, Jr., Inc.

    Effective as of February 18, 1997, the Company will pay E. Preston Sumner, Jr., Executive Vice President and Chief Operating Officer of the Company, an annual base salary of $150,000.

    Effective as of January 1, 1997, the Company will pay Dennis M. Swenson, Executive Vice President and Chief Financial Officer of the Company, an annual base salary of $126,000.

STOCK OPTION PLAN

    The Company has adopted the StarTek, Inc. Stock Option Plan (the "Option Plan"), which authorizes the issuance of up to 985,000 shares of Common Stock through the grant of (i) incentive stock options ("ISOs") within the meaning of
Section 422 of the Code, (ii) stock options that are not intended to qualify under Section 422 of the Code ("NSOs" and together with ISOs, "Options"), and
(iii) stock appreciation rights ("SARs"). Directors (other than non-employee directors), officers, employees, consultants and independent contractors of the Company or any subsidiary of the Company, as selected from time to time by the committee administering the Option Plan, will be eligible to participate in the Option Plan.

    The Option Plan provides that it is to be administered by a committee comprised of two or more non-employee directors appointed by the Board of Directors (the "Committee"). Subject to certain limitations, the Committee has complete discretion to determine which eligible individuals are to receive awards under the Option Plan, the form and vesting schedule of awards, the number of shares subject to each award and the exercise price, the manner of payment and expiration date applicable to each award. The Board of Directors has appointed Thomas O. Ryder and Ed Zschau as members of the Committee.

    Set forth below is a summary of the terms of the Option Plan that will be applicable to each of the various types of awards covered thereby.

    OPTIONS. All options will expire on the date that is the earliest of three months after the holder's termination of employment with the Company (other than termination for cause), six months after the holder's death and 10 years after the date of grant. Options will be subject to forfeiture upon termination of employment for "cause." The exercise price per share of an ISO will be determined by the Committee at the time of grant, but in no event may be less than the fair market value of the Common Stock on the date of grant. Notwithstanding the foregoing, if an ISO is granted to a participant who owns more than 10% of the voting power of all classes of stock of the Company, the exercise price will be at least 110% of the fair market value of the Common Stock on the date of grant and the exercise period will not exceed five years from the date of grant. The exercise price per share of an NSO will be determined by the Committee in its sole discretion.

    STOCK APPRECIATION RIGHTS. SARs may be issued only in connection with an NSO (a "Tandem SAR"), in which case the Tandem SAR terminates simultaneously upon the expiration of the related NSO. A Tandem SAR will be exercisable only if the fair market value of a share of Common Stock exceeds the exercise price of the related NSO.


    The Committee has granted to Messrs. Morgan, Sumner and Swenson, ISOs to purchase 100,000 shares, 100,000 shares and 70,000 shares of Common Stock, respectively, at an exercise price equal to the initial public offering price. The Committee presently expects to grant to other employees of the Company, on or prior to closing of this offering, ISOs to purchase approximately 325,000 shares of Common Stock, at an exercise price per share equal to the initial public offering price. The foregoing Options will have a term of ten years and, except as otherwise determined by the Committee, will vest 20% per year for a five-year period commencing on the first anniversary of closing this offering.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

MANAGEMENT FEES


    For the years ended December 31, 1994, 1995 and 1996, the Company paid management fees of $737,235, $2,526,122 and $5,728,381, respectively (approximately $200,000 of which has been included in SG&A expenses for financial statement purposes for each of the relevant years), to A. Emmet Stephenson, Jr., Inc., which is wholly-owned by A. Emmet Stephenson, Jr., Chairman of the Board of the Company and a Principal Stockholder. Mr. Stephenson and Toni E. Stephenson, his spouse and a Principal Stockholder, made capital contributions to the Company equal to approximately 53% of such management fees, with a substantial portion of the remainder being used to pay applicable federal and state income taxes on such fees. The Company has terminated the management fee arrangement effective as of December 31, 1996. Effective January 1, 1997, the Company will pay an annual advisory fee of $245,000 to A. Emmet Stephenson, Jr., Inc.


REAL PROPERTY


    The Company leased office space at 100 Garfield Street, Denver, Colorado, from Stephenson Properties, a partnership (the "Lessor") in which A. Emmet Stephenson, Jr., the Company's Chairman of the Board and a Principal Stockholder, is general partner, and Toni E. Stephenson, a Principal Stockholder, is a limited partner. The total annual lease payments for 1994, 1995 and 1996 made to the Lessor by the Company were $70,000 each year (which has been included in SG&A expenses for financial statement purposes for each of the relevant years). This office lease was terminated effective December 31, 1996.


LOANS

    In 1994, StarPak, Inc. loaned an aggregate amount of $663,494 to its stockholders, with interest at 8.5% per annum. These notes were refinanced annually and repaid by the stockholders in full on November 22, 1996. After receipt of such loan proceeds in 1994, the stockholders of StarPak, Inc. loaned $663,494 to StarPak International, Ltd., with interest at 8.5% per annum, for working capital purposes. These notes were refinanced annually and repaid by StarPak International, Ltd. on November 22, 1996.

    On December 31, 1994, StarPak, Inc. loaned $77,779 to Michael W. Morgan, President and Chief Executive Officer of the Company, payable on demand without interest. The loan was repaid in full in August 1995.

    On December 31, 1994, the Company loaned $667,800 to A. Emmet Stephenson, Jr., Inc., which is wholly-owned by Mr. Stephenson. The loan was repaid in full in August 1995.

    In 1994, StarPak International, Ltd. borrowed $75,000 from Mr. and Mrs. Stephenson for working capital purposes, with interest at 12% per annum. The loan was refinanced annually until November 22, 1996, when the loan was repaid in full.

    On December 29, 1995, the Company borrowed approximately $1.1 million from General Communications, Inc., a corporation owned by A. Emmet Stephenson, Jr., the Company's Chairman of the Board and a Principal Stockholder, and Toni E. Stephenson, a Principal Stockholder, for working capital purposes. The loan accrued interest equal to the Company's line of credit rate (10% at December 31, 1995) and matured on January 31, 1997. The Company repaid the loan in full in April 1996.

    On January 9, 1996, the Company borrowed $90,000 from Michael W. Morgan, the Company's President and Chief Executive Officer and a Principal Stockholder, for working capital purposes. The loan accrued interest equal to the Company's line of credit rate (10% at December 31, 1995) and matured in April 1996. The loan and all accrued interest was repaid at such time.

    During 1995, Michael W. Morgan, President and Chief Executive Officer of the Company, exercised certain options to acquire shares of common stock of StarPak, Inc. and delivered his promissory note in payment of the exercise price, bearing interest at 4.63%, payable in installments during 1999. The note was repaid in full in January 1997.

NOTES PAYABLE TO PRINCIPAL STOCKHOLDERS

    Immediately prior to closing this offering, the Company will declare a dividend in an amount equal to the estimated additional paid-in capital and retained earnings of the Company as of the closing date, payable to the Principal Stockholders pursuant to certain promissory notes, which will equal approximately $7.0 million, plus an adjustment for any additional paid-in capital and retained earnings after December 31, 1996 through the closing date. The promissory notes payable to the Principal Stockholders will be paid from net proceeds to the Company from this offering. From this amount, the Principal Stockholders will be required to pay applicable federal and state income taxes on earnings of the Company attributable to the period from January 1, 1997 through closing of this offering, the period in which the Company will continue to operate as an S corporation. See "Use of Proceeds."

FUTURE TRANSACTIONS

    The Company has implemented a policy requiring that any material transaction between the Company and its officers, directors or an affiliated party is subject to approval by a majority of the directors not interested in such transaction, who must determine that the terms of any such transaction are no less favorable to the Company than can be obtained from an unaffiliated third party.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of the shares of Common Stock being offered hereby, by (i) each stockholder who is known by the Company to beneficially own more than 5% of the currently outstanding shares of Common Stock; (ii) each of the Company's Directors and executive officers; (iii) all Directors and executive officers of the Company as a group; and (iv) the Selling Stockholders.



                                                       SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                           OWNED PRIOR         NUMBER OF          OWNED AFTER
                                                         TO THE OFFERING        SHARES          THE OFFERING(A)
                NAME AND ADDRESS OF                  -----------------------     BEING     --------------------------
                 BENEFICIAL OWNER                      NUMBER      PERCENT    OFFERED(A)      NUMBER        PERCENT
---------------------------------------------------  ----------  -----------  -----------  -------------  -----------
A. Emmet Stephenson, Jr. (b)(c)....................   3,761,708      32.82%      195,461     3,566,247        24.63%
Michael W. Morgan (b)(d)...........................   1,195,838      10.44       133,333     1,062,505         7.34
E. Preston Sumner, Jr. (b)(e)......................      --           *           --            --             *
Dennis M. Swenson (b)(f)...........................      --           *           --            --             *
Toni E. Stephenson (b)(g)..........................   3,761,708      32.82       195,461     3,566,247        24.63
FASSET Trust (b)...................................   1,370,373      11.96        71,206     1,299,167         8.97
MASSET Trust (b)...................................   1,370,373      11.96        71,206     1,299,167         8.97
Pamela S. Oliver (b)(h)............................   2,740,746      23.92        --         2,598,333        17.34
Thomas O. Ryder (j)................................      --           *           --            10,000(i)      *
Ed Zschau (k)......................................      --           *           --            10,000(i)      *
All directors and executive officers
  as a group (6 persons)...........................   4,957,546      43.26%      328,794     4,648,752        32.10%


------------------------


*   Less than one percent.


(a) Assumes no exercise of the Underwriters' over-allotment option. If the Underwriters' over-allotment option is fully exercised, A. Emmet Stephenson, Jr., Michael W. Morgan, Toni E. Stephenson, FASSET Trust and MASSET Trust (the "Selling Stockholders") will sell up to 550,000 additional shares, pro rata based upon the number of shares of Common Stock being offered hereby by the Selling Stockholders.

(b) The address of each person, trust or trustee is c/o the Company, 111 Havana Street, Denver, Colorado 80010.

(c) Mr. Stephenson is the Chairman of the Board of the Company. See "Management." Mr. Stephenson is the husband of Toni E. Stephenson. Mrs. Stephenson disclaims beneficial ownership of shares owned by Mr. Stephenson.

(d) Does not include 100,000 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Morgan. See "Management--Stock Option Plan." Mr. Morgan is President and Chief Executive Officer of the Company. See "Management."

(e) Does not include 100,000 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Sumner. See "Management--Stock Option Plan." Mr. Sumner is Executive Vice President and Chief Operating Officer of the Company. See "Management."

(f) Does not include 70,000 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Swenson. See "Management--Stock Option Plan." Mr. Swenson is Executive Vice President and Chief Financial Officer of the Company. See "Management."

(g) Mrs. Stephenson is the wife of A. Emmet Stephenson, Jr. Mr. Stephenson disclaims beneficial ownership of shares owned by Mrs. Stephenson. From the inception of StarPak, Inc. and StarPak International, Ltd. until January 23, 1997, Mrs. Stephenson was a director of each such company, and will continue to act as a vice president of such companies, without compensation.

(h) Represents shares owned by the FASSET Trust and MASSET Trust. Mrs. Oliver is the sole trustee of each of the trusts and has sole voting power and investment power with respect to the Common Stock held by the trusts. Mrs. Oliver is Mr. Stephenson's sister. From the inception of StarPak, Inc. and StarPak International, Ltd. until January 23, 1997, Mrs. Oliver was a director of each such company, and will continue to act as a vice president of such companies, without compensation.

(i) Includes 10,000 shares of Common Stock issuable upon the exercise of stock options granted to Messrs. Ryder and Zschau. See "Management--Compensation of Directors."

(j) Mr. Ryder's business address is 200 Vesey Street, New York, New York 10285.

(k) Mr. Zschau's business address is Harvard Business School, Baker Library 371, Boston, Massachusetts 02163.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the closing of this offering, the Company will have 14,460,000 shares of Common Stock outstanding. All of the shares offered hereby will be freely tradeable without restriction or registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company), which will be subject to the limitations of Rule 144 promulgated under the Securities Act. All of the remaining 10,793,333 outstanding shares of Common Stock (or 10,243,333 shares if the Underwriters' over-allotment option is fully exercised) are deemed to be "restricted securities" as that term is defined in Rule 144. Beginning 180 days after the date of this Prospectus, upon the expiration of lock-up agreements with DLJ (described below), 10,621,230 of these restricted shares (10,171,230 shares if the Underwriters' over-allotment option is fully exercised) will be available for sale subject to compliance with Rule 144 volume and other requirements. The remaining 172,103 shares of restricted securities (62,103 shares if the Underwriters' over-allotment option is fully exercised) will be eligible for sale beginning January 21, 1998, subject to compliance with Rule 144 volume and other requirements.


    In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 ("Restricted Shares") for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 144,600 shares after giving effect to this offering) or
(ii) the average weekly trading volume of the Common Stock on the NYSE during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain "manner of sale" provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated owners), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

    The Selling Stockholders and the Company have agreed with DLJ that until 180 days after the date of this Prospectus they will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of the Common Stock, or cause a registration statement covering any shares of Common Stock to be filed, without the prior written consent of DLJ, subject to certain limited exceptions, including grants of options pursuant to, and issuance of shares of Common Stock upon exercise of options under, the Option Plan and the Director Option Plan. See "Risk Factors--Substantial Number of Shares Eligible for Future Sale."

    Prior to this offering, there has been no public market for the Common Stock. The Company can make no predictions as to the effect, if any, that public sales of shares of Common Stock or the availability of shares for sale will have on the market price from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market or the perception that such sales could occur, could adversely affect the prevailing market prices of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 95,000,000 shares of Common Stock, and 15,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"), which may be issued in one or more series. As of the date of this Prospectus, the Company's issued and outstanding Common Stock is held by five holders of record. Immediately following the completion of this offering, an aggregate of 14,460,000 shares of Common Stock will be issued and outstanding, and no shares of Preferred Stock will be issued or outstanding.

    The following description of the Company's capital stock is a summary of the material terms of such stock. It does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The Board of Directors of the Company in its sole discretion may issue shares of Common Stock from the authorized and unissued shares of Common Stock. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. The Company's Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors.

    Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and after satisfaction of the liquidation preference of any outstanding Preferred Stock.

    Holders of Common Stock have no preemptive, conversion or redemption rights and are not subject to further assessments by the Company. Upon consummation of this offering, all of the then outstanding shares of Common Stock will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Company's Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as may be provided for the particular series. Any series of Preferred Stock may possess voting, dividend, liquidation and redemption rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of a new series of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding voting stock of the Company, and make removal of the present Board of Directors more difficult. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors--Anti-Takeover Provisions."

CERTAIN PROVISIONS OF DELAWARE LAW

    The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans) or
(iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Restated Certificate of Incorporation and Restated Bylaws provide that, to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of loyalty. In addition, the Company's Restated Certificate of Incorporation and Restated Bylaws provide that the Company shall indemnify its directors and officers, against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

CERTAIN ANTI-TAKEOVER EFFECTS

    The provisions of the Restated Certificate of Incorporation and the Restated Bylaws of the Company summarized above may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. See "Risk Factors--Anti-Takeover Provisions."

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is UMB Bank, N.A., Kansas City, Missouri.

                                  UNDERWRITING

    Subject to certain terms and conditions contained in an underwriting agreement (the "Underwriting Agreement"), the Underwriters named below for whom DLJ and Morgan Stanley & Co. Incorporated are serving as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite their names below:

                                                                                             NUMBER OF
                                       UNDERWRITERS                                            SHARES
-------------------------------------------------------------------------------------------  ----------
Donaldson, Lufkin & Jenrette Securities Corporation........................................
Morgan Stanley & Co. Incorporated..........................................................

                                                                                             ----------
  Total....................................................................................   3,666,667
                                                                                             ----------
                                                                                             ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the shares of Common Stock (other than the shares of Common Stock covered by the Underwriters' over-allotment option described below) must be so purchased.

    Prior to this offering, there has been no established trading market for the Common Stock. The initial price to the public for the Common Stock offered hereby will be determined by negotiation between the Company and the Representatives. The factors to be considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company competes, the performance and ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of this offering and the recent market prices of securities of generally comparable companies. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not
to exceed $      per share. The Underwriters may allow, and such dealers may
reallow, discounts not in excess of $      per share to any other Underwriter
and certain other dealers. After this offering, the offering price and other selling terms may be changed by the Underwriters.


    The Selling Stockholders have granted to the Underwriters an option to purchase up to an aggregate of 550,000 additional shares of Common Stock, pro rata based on the number of shares of Common Stock being offered hereby by the Selling Stockholders, at the initial public offering price less underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised in whole or in part from time to time during the 30-day period after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase from the Selling Stockholders on a pro rata basis a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    The Underwriters have reserved up to 5% of the shares of Common Stock offered hereby for sale at the initial public offering price to certain employees, consultants and other persons associated with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. This program will be administered by DLJ.

    The Company and the Selling Stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of such Common Stock, or to cause a registration statement covering any shares of Common Stock to be filed, for 180 days after the date of this Prospectus without the prior written consent of DLJ, subject to certain limited exceptions, and provided that the Company may grant options pursuant to, and issue shares of Common Stock upon the exercise of options under the Option Plan and the Director Option Plan. See "Shares Eligible for Future Sale."

    The Representatives have informed the Company that they do not expect to make sales to accounts over which they exercise discretionary authority in
excess of     % of the number of shares of Common Stock offered hereby.

    The Common Stock has been approved for listing on the New York Stock Exchange ("NYSE") under the symbol "SRT," pending notification of issuance. In order to meet the requirements for listing on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares of Common Stock to a minimum of 2,000 beneficial holders.

                                 LEGAL MATTERS


    The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Otten, Johnson, Robinson, Neff & Ragonetti, P.C., Denver, Colorado. Certain legal matters will be passed upon for the Underwriters by Morgan, Lewis & Bockius LLP, Los Angeles, California.


                                    EXPERTS

    The combined financial statements of StarTek, Inc. at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), of which this Prospectus forms a part, covering the Common Stock to be sold pursuant to this offering. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 13th Floor, 7 World Trade Center, New York, New York, 10048. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company intends to file an application to list the Common Stock on the NYSE, and following such filing, the reports and other information concerning the Company may be inspected at the offices of such exchange. For additional information with respect to the Company, the Common Stock and related matters and documents, reference is made to the Registration Statement. Statements contained herein concerning any such document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


    The Company intends to furnish its stockholders with annual reports, which will include audited consolidated and combined financial statements prepared in accordance with accounting principles generally accepted in the United States and a report of its independent public accountants with respect to the examination of such financial statements. In addition, the Company will make available to or furnish its stockholders with such other interim reports as the Company deems appropriate or as may be required by law.

                                 STARTEK, INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Report of Independent Auditors.............................................................................        F-2

Combined Balance Sheets as of December 31, 1995 and 1996...................................................        F-3

Combined Statements of Operations for the years ended December 31, 1994, 1995 and 1996.....................        F-4

Combined Statements of Stockholders' Equity for the years ended December 31, 1994, 1995 and 1996...........        F-5

Combined Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996.....................        F-6

Notes to Combined Financial Statements.....................................................................        F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
StarTek, Inc.

    We have audited the accompanying combined balance sheets of StarPak, Inc. and StarPak International, Ltd. as of December 31, 1995 and 1996, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of StarPak, Inc. and StarPak International, Ltd. at December 31, 1995 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

Denver, Colorado
February 18, 1997

                                 STARTEK, INC.
                                    (NOTE 1)
                            COMBINED BALANCE SHEETS
                                     ASSETS

                                                                                DECEMBER 31,          PRO FORMA
                                                                         --------------------------  DECEMBER 31,
                                                                             1995          1996      1996(NOTE 2)
                                                                         ------------  ------------  ------------
                                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents............................................  $    451,456  $  2,742,313   $2,742,313
  Trade accounts receivable, less allowance for doubtful accounts of
    $197,747 and $311,172 in 1995 and 1996, respectively...............    13,261,904    11,030,948   11,030,948
  Inventories (Note 3).................................................     1,357,843     2,535,091    2,535,091
  Prepaid expenses.....................................................       225,162       140,132      140,132
Notes receivable--stockholders (Note 13)...............................       663,494       --            --
                                                                         ------------  ------------  ------------
Total current assets...................................................    15,959,859    16,448,484   16,448,484
Property, plant and equipment, net (Note 4)............................     5,614,670     6,527,238    6,527,238
Other assets...........................................................         5,627         3,000        3,000
                                                                         ------------  ------------  ------------
Total assets...........................................................  $ 21,580,156  $ 22,978,722   $22,978,722
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit (Note 5)..............................................  $  3,450,708  $  3,500,000   $3,500,000
  Accounts payable.....................................................     9,705,673     6,961,675    6,961,675
    Accrued liabilities................................................       551,588     1,584,347    1,584,347
  Current portion of capital lease obligations.........................       547,595       917,244      917,244
  Current portion of long-term debt....................................         7,059         5,673        5,673
  Notes payable--stockholders (Note 13)................................       738,494       --            --
  Other................................................................       161,049       583,813      583,813
  Notes payable to Principal Stockholders (Note 14)....................       --            --         6,973,300
                                                                         ------------  ------------  ------------
Total current liabilities..............................................    15,162,166    13,552,752   20,526,052
Capital lease obligations, less current portion (Note 6)...............     1,084,575     1,503,702    1,503,702
Long-term debt, less current portion (Note 7)..........................       353,787       548,175      548,175
Note payable--affiliate (Note 13)......................................     1,111,844       --            --
Other..................................................................        69,885       271,305      271,305
Commitments (Note 6)
Stockholders' equity (Notes 9 and 10)
Common stock...........................................................           432           432          432
Additional paid-in capital.............................................     2,907,826     6,148,196       --
Cumulative translation adjustment......................................        (9,922)      129,056      129,056
Retained earnings......................................................     1,112,897     1,038,438       --
Note receivable--stockholder for the exercise of stock options (Note
  10)..................................................................      (213,334)     (213,334)      --
                                                                         ------------  ------------  ------------
Total stockholders' equity.............................................     3,797,899     7,102,788      129,488
                                                                         ------------  ------------  ------------
Total liabilities and stockholders' equity.............................  $ 21,580,156  $ 22,978,722   $22,978,722
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

                            See accompanying Notes.

                                 STARTEK, INC.
                                    (NOTE 1)
                       COMBINED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,              PRO FORMA
                                                      -------------------------------------------  DECEMBER 31,
                                                          1994           1995           1996       1996 (NOTE 2)
                                                      -------------  -------------  -------------  -------------
                                                                                                    (UNAUDITED)
Revenues............................................  $  26,340,985  $  41,509,363  $  71,583,861  $  71,583,861
Cost of services....................................     21,354,828     33,230,050     57,238,261     57,238,261
                                                      -------------  -------------  -------------  -------------
Gross profit........................................      4,986,157      8,279,313     14,345,600     14,345,600
Selling, general and administrative expenses........      4,489,529      5,341,384      7,763,900      7,763,900
Management fee expense (Note 2).....................        612,440      2,599,612      6,172,135       --
                                                      -------------  -------------  -------------  -------------
Operating profit (loss).............................       (115,812)       338,317        409,565      6,581,700
Net interest expense and other (Note 8).............        215,541        396,255        372,134        372,134
                                                      -------------  -------------  -------------  -------------
Income (loss) before income taxes...................       (331,353)       (57,938)        37,431      6,209,566
Income tax expense (Note 2).........................       --             --              111,890      2,316,168
                                                      -------------  -------------  -------------  -------------
Net income (loss)...................................  $    (331,353) $     (57,938) $     (74,459) $   3,893,398
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Pro forma net income per share (Note 2).............                                               $        0.33
Shares outstanding (Note 2).........................                                                  11,924,887

                            See accompanying Notes.

                                 STARTEK, INC.
                                    (NOTE 1)
                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                               ADDITIONAL                    NOTE      CUMULATIVE      TOTAL
                                                                 PAID-IN     RETAINED    RECEIVABLE--  TRANSLATION  STOCKHOLDERS'
                                        SHARES      AMOUNT       CAPITAL     EARNINGS    STOCKHOLDER   ADJUSTMENT      EQUITY
                                       ---------  -----------  -----------  -----------  ------------  -----------  ------------
Balance, January 1, 1994.............     35,612   $     355   $ 1,123,419  $ 1,502,188   $   --        $  (2,121)   $2,623,841
  Issuance of stock for cash.........      6,925          70       726,816      --            --           --           726,886
  Translation loss...................     --          --           --           --            --          (12,928)      (12,928)
  Net loss...........................     --          --           --          (331,353)      --           --          (331,353)
                                       ---------       -----   -----------  -----------  ------------  -----------  ------------
Balance, December 31, 1994...........     42,537         425     1,850,235    1,170,835       --          (15,049)    3,006,446
  Issuance of stock for cash.........        820           8        89,195      --            --           --            89,203
  Issuance of stock for options
    exercised........................      1,728          17       231,147      --            --           --           231,164
  Note receivable--stockholder.......     --          --           --           --          (213,334)      --          (213,334)
  Repurchase of stock................     (1,885)        (18)     (129,724)     --            --           --          (129,742)
  Contributed capital................     --          --           866,973      --            --           --           866,973
  Translation gain...................     --          --           --           --            --            5,127         5,127
  Net loss...........................     --          --           --           (57,938)      --           --           (57,938)
                                       ---------       -----   -----------  -----------  ------------  -----------  ------------
Balance, December 31, 1995...........     43,200         432     2,907,826    1,112,897     (213,334)      (9,922)    3,797,899
  Contributed capital................     --          --         3,240,370      --            --           --         3,240,370
  Translation gain...................     --          --           --           --            --          138,978       138,978
  Net loss...........................     --          --           --           (74,459)      --           --           (74,459)
                                       ---------       -----   -----------  -----------  ------------  -----------  ------------
Balance, December 31, 1996...........     43,200   $     432   $ 6,148,196  $ 1,038,438   $ (213,334)   $ 129,056    $7,102,788
                                       ---------       -----   -----------  -----------  ------------  -----------  ------------
                                       ---------       -----   -----------  -----------  ------------  -----------  ------------


                            See accompanying Notes.

                                 STARTEK, INC.
                                    (NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.............................................................  $    (331,353) $     (57,938) $     (74,459)
Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities:
  Depreciation and amortization......................................        588,222        873,246      1,437,843
  Changes in operating assets and liabilities:
    Accounts receivable..............................................     (3,332,112)    (6,225,471)     2,230,956
    Inventories......................................................         14,759       (471,348)    (1,177,248)
    Prepaid expenses.................................................         24,024        (81,699)        85,030
    Other assets.....................................................         (8,314)         6,855          2,627
    Accounts payable.................................................      3,172,354      4,147,286     (2,743,998)
    Accrued and other liabilities....................................        270,611        283,519      1,656,943
                                                                       -------------  -------------  -------------
Net cash provided by (used in) operating activities..................        398,191     (1,525,550)     1,417,694
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment, net......................       (670,218)    (2,104,525)    (1,333,316)
Collections (advances) on notes receivable--stockholders.............        (97,049)       110,381        663,494
Collections (advances) on notes receivable--affiliate................       (587,133)       667,800       --
                                                                       -------------  -------------  -------------
Net cash used in investing activities................................     (1,354,400)    (1,326,344)      (669,822)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from line of credit borrowings..........................      1,209,052      1,451,656         49,292
Principal payments on borrowings.....................................       (364,282)        (1,654)        (6,998)
Proceeds from borrowings and capital lease obligations...............       --              362,500        819,025
Principal payments on capital lease obligations......................       (395,412)      (589,624)      (847,344)
Principal payments on notes payable--stockholders....................       --             --             (738,494)
Proceeds from (principal payments on) note payable--
  affiliate..........................................................       (100,000)     1,111,844     (1,111,844)
Issuance of common stock.............................................        726,886        107,033       --
Contributed capital..................................................       --              866,973      3,240,370
Repurchase of common stock...........................................       --             (129,742)      --
                                                                       -------------  -------------  -------------
Net cash provided by financing activities............................      1,076,244      3,178,986      1,404,007
Effect of exchange rate changes on cash..............................        (12,928)         5,127        138,978
                                                                       -------------  -------------  -------------
Net increase in cash and cash equivalents............................        107,107        332,219      2,290,857
Cash and cash equivalents at beginning of year.......................         12,130        119,237        451,456
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $     119,237  $     451,456  $   2,742,313
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest...............................................  $     212,981  $     365,880  $     535,107
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY
Equipment acquired or refinanced under capital leases................  $      65,153  $   1,671,504  $   1,017,095
Note received in exchange for the purchase of common stock from
  options exercised..................................................       --        $     213,334       --

                            See accompanying Notes.

                                 STARTEK, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    The accompanying combined financial statements of StarTek, Inc. (the "Company" or "StarTek") include the accounts of StarPak, Inc. and StarPak International, Ltd. The Company was incorporated in Delaware on December 30, 1996. Prior to the formation of StarTek, StarPak, Inc. and StarPak International, Ltd. (whose stockholder groups were substantially identical) conducted business as affiliates under common control. Effective January 1, 1997, the stockholders of StarPak, Inc. exchanged all of the outstanding shares of capital stock of StarPak, Inc. for shares of common stock of the Company, and StarPak, Inc. became a wholly-owned subsidiary of the Company. Effective January 24, 1997, the shareholders of StarPak International, Ltd. contributed all of its outstanding shares of capital stock to the Company, and StarPak International, Ltd. became a wholly-owned subsidiary of the Company. Because the shareholder groups of StarPak, Inc. and StarPak International, Ltd. were substantially identical and the relative holdings of the individual stockholders in StarTek were not altered as a result of the contributions, the formation of StarTek has been treated as a combination of entities under common control and accounted for as if it were a pooling of interests. References to the Company and StarTek include these combined entities.


    BUSINESS OPERATIONS

    The Company is an international provider of integrated outsourced services primarily for Fortune 500 companies in targeted industries. The Company offers a wide spectrum of services throughout a product's life cycle, including product order teleservices, supplier management, product assembly and packaging, product distribution, product fulfillment, customer care and technical support teleservices. The Company has operations in North America, Europe and Asia.

    PRINCIPLES OF COMBINATION

    The combined financial statements include the accounts of StarPak, Inc. and StarPak International, Ltd. All significant intercompany transactions have been eliminated.

    FOREIGN CURRENCY TRANSLATION

    Translation gains and losses are accumulated as a separate component of stockholders' equity. Translation gains and losses were not material for any period presented. Foreign currency transaction gains and losses are included in determining net income. Such gains and losses were not material for any period presented.

    NEW ACCOUNTING STANDARDS

    In March 1995, FAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, was issued, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted FAS No. 121 in the first quarter of 1996. The effect of adoption was not material.

                                 STARTEK, INC.

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Revenues are recognized as services are performed under each client contract, which services may include product order teleservices, supplier management, product assembly and packaging, product distribution, product order fulfillment, and customer care and technical support teleservices.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments consist of cash and cash equivalents, accounts receivable and payable, notes receivable, debt and capital lease obligations. The carrying values of cash and accounts receivable and payable approximate fair value. Management believes the difference between the fair values and carrying values of the notes receivable, debt and capital lease obligations would not be materially different since interest rates approximate market rates for material items.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

    INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out basis) or market.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Additions, improvements and major renewals are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. Costs related to the internal development of software are expensed as incurred.

    Depreciation and amortization of equipment acquired under capital leases are computed using the straight-line method based on the following estimated useful lives:

                                                                            ESTIMATED USEFUL
                                                                                  LIFE
                                                                          --------------------

Buildings...............................................................           30 years

Equipment, and equipment acquired under capital leases..................       3 to 5 years

Furniture and fixtures..................................................            7 years

                                 STARTEK, INC.

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Effective July 1, 1992, StarPak, Inc. elected Subchapter S status for income tax purposes, and StarPak International, Ltd. has maintained Subchapter S status since inception. As such, the income and expenses of the Company are reportable on the tax returns of the stockholders, and no provision has been made for federal and state income taxes. The Company is subject to foreign income taxes on certain of its operations. A provision for foreign income taxes was made for the year ended December 31, 1996, as loss carryovers relating to foreign operations had been fully utilized.

    MANAGEMENT FEE EXPENSE

    Historically, certain S corporation stockholders and an affiliate have been paid certain management fees, bonuses and other fees in connection with services rendered to the Company, which have not been included in selling, general and administrative expense, in addition to general compensation for services rendered. Such management fees are reflected as management fee expense in 1994, 1995 and 1996 as set forth below. Effective December 31, 1996, these management fees, bonuses and other fees were discontinued.

    All compensation payable to persons who are now stockholders of the Company (or an affiliate of such stockholder) will be in the form of advisory fees, salaries and bonuses (which at current rates will aggregate approximately $516,000 annually) and will be included in selling, general and administrative expenses. Such advisory fees and salaries, together with payments under the operating lease described in Note 6, are reflected as selling, general and administrative expense in 1994, 1995 and 1996 as set forth below.

                                                           1994         1995          1996
                                                        ----------  ------------  ------------
Selling general and administrative expense............  $  660,973  $    560,002  $    564,198
Management fee expense................................  $  612,440  $  2,599,612  $  6,172,135

2. PRO FORMA INFORMATION (UNAUDITED) (SEE NOTE 14)

    PRO FORMA COMBINED STATEMENT OF OPERATIONS

    The pro forma combined statement of operations for the year ended December 31, 1996 presents the effect on the historical combined financial statements of the elimination of management fee expense paid to stockholders and their affiliates as these fees will be discontinued upon the completion of the Company's initial public offering and to provide related income taxes as if the Company were taxed as a C corporation.

    PRO FORMA COMBINED BALANCE SHEET

    The pro forma combined balance sheet at December 31, 1996 reflects, as notes payable to the Principal Stockholders, amounts relating to accumulated retained earnings and additional paid-in capital without reflecting any proceeds from the proposed public offering.

    INCOME TAXES

    Upon closing of the proposed public offering, the Company's S corporation status will terminate. The pro forma combined statement of operations reflects a provision for federal, state and foreign income

                                 STARTEK, INC.

2. PRO FORMA INFORMATION (UNAUDITED) (SEE NOTE 14) (CONTINUED) taxes at an effective rate of 37.3%. A provision for foreign income taxes was made for the year ended December 31, 1996 in the historical combined statement of operations, as foreign loss carryovers had been fully utilized. Foreign income taxes will be credited fully against United States income taxes.

    PRO FORMA NET INCOME PER COMMON SHARE


    Pro forma net income per common share is based on the number of shares of StarTek common stock to be outstanding after contribution of all StarPak, Inc. and StarPak International, Ltd. shares, after giving effect to a 340.8888 for one stock split of the common stock of StarTek, Inc. In addition, the calculation includes 464,887 shares deemed to be outstanding, representing the number of shares (at an assumed initial public offering price of $15.00 per share) sufficient to fund payment of the Notes Payable to Principal Stockholders.


3. INVENTORIES

    The Company frequently purchases components of its clients' products as an integral part of its supplier management services and in advance of providing its product assembly and packaging services. These components are shown as raw materials inventory in the Company's balance sheet. At the close of an accounting period, packaged and assembled products (together with other associated costs) are reflected as finished goods inventory, pending shipment. The Company generally has the right to be reimbursed by the client for unused inventory. Client-owned inventories are not reflected in the Company's balance sheet.

    Total inventories consisted of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1995          1996
                                                                    ------------  ------------
Raw materials.....................................................  $  1,281,363  $  2,326,942
Finished goods....................................................        76,480       208,149
                                                                    ------------  ------------
                                                                    $  1,357,843  $  2,535,091
                                                                    ------------  ------------
                                                                    ------------  ------------

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are summarized as follows:

                                                                          DECEMBER 31,
                                                                   ---------------------------
                                                                       1995          1996
                                                                   ------------  -------------
Land.............................................................  $    374,234  $     374,234
Buildings........................................................     1,553,028      1,553,028
Equipment........................................................     5,026,605      7,340,059
Furniture and fixtures...........................................       890,371        927,328
                                                                   ------------  -------------
                                                                      7,844,238     10,194,649
Less accumulated depreciation and amortization...................    (2,229,568)    (3,667,411)
                                                                   ------------  -------------
Property, plant and equipment, net...............................  $  5,614,670  $   6,527,238
                                                                   ------------  -------------
                                                                   ------------  -------------

                                 STARTEK, INC.

5. LINE OF CREDIT

    At December 31, 1995 and 1996, the Company had a revolving line of credit agreement with a bank whereby the bank agreed to loan the Company up to $3,600,000 and $4,500,000, respectively. Interest was payable monthly and accrued at the bank's base rate plus 1.5% at December 31, 1995 (10%) and at the bank's base rate plus 1% at December 31, 1996 (9.25%), payable monthly. This revolving line of credit will reduce to $3,500,000 on March 8, 1997 and mature on June 30, 1999. At December 31, 1995 and 1996, the Company had drawn $3,450,708 and $3,500,000, respectively, against this line.

    Under the revolving line of credit agreement the Company has pledged as security all of its equipment, inventories and receivables. The Company must also maintain certain financial ratios, and is subject to certain restrictions on the payment of dividends, capital expenditures and loans to affiliates and stockholders.

6. LEASES


    The Company had an operating lease for office space with a partnership in which major stockholders of the Company are the general partner and a limited partner. Payments under the lease for the years ended December 31, 1994, 1995 and 1996 were $70,000 each year. The lease was cancelled effective December 31, 1996.


    The Company's property held under capital leases consists of the following, which is included in property, plant and equipment:

                                                                          DECEMBER 31,
                                                                   ---------------------------
                                                                       1995          1996
                                                                   ------------  -------------
Equipment........................................................  $  3,014,273  $   4,650,393
Less accumulated amortization....................................      (998,286)    (1,930,257)
                                                                   ------------  -------------
                                                                   $  2,015,987  $   2,720,136
                                                                   ------------  -------------
                                                                   ------------  -------------

    Amortization of leased assets is included in depreciation and amortization expense.

    As of December 31, 1996, future minimum rental commitments, by year and in the aggregate, for the capital and operating leases are as follows:

                                                                        CAPITAL     OPERATING
YEAR ENDED DECEMBER 31,                                                  LEASES       LEASES
--------------------------------------------------------------------  ------------  ----------
1997................................................................  $  1,101,782  $  126,828
1998................................................................       941,393      42,708
1999................................................................       492,275      --
2000................................................................       186,155      --
2001................................................................        52,895      --
                                                                      ------------  ----------
Total minimum lease payments........................................     2,774,500  $  169,536
Amounts representing interest.......................................      (353,554)
                                                                      ------------
Present value of net minimum lease payments.........................  $  2,420,946
                                                                      ------------
                                                                      ------------

    Rental expense, including equipment rentals, for 1994, 1995 and 1996 was $229,925, $294,714 and $382,480, respectively.

                                 STARTEK, INC.

7. LONG-TERM DEBT

    During 1995, the Company purchased land and an existing building for approximately $1,500,000. The purchase was financed through the Company's revolving line of credit and a mortgage loan in the amount of $362,500. In January 1997, the outstanding balance of $353,848 was refinanced from proceeds of a $1,500,000 mortgage loan on the same property. The loan bears interest at the bank's base rate plus 2% (10.25% at January 20, 1997). The loan is payable in monthly installments of $15,625 plus accrued interest until the earlier of June 30, 1999 or the date of termination of the revolving line of credit, when the remaining principal balance is due.

    In December 1996, the Company received a $200,000 economic development loan which bears interest at 6% per annum and is collateralized by certain equipment. Interest payments are due quarterly and, beginning January 1, 1999 and continuing through January 1, 2001, principal payments of $30,000 are due semi-annually. A final principal payment of $50,000 is due on July 1, 2001.


    Future scheduled annual principal payments of long-term debt as of December 31, 1996 (including the effects of the above-described loan refinanced by the Company in January 1997) are as follows:


1997............................................................  $ 187,500
1998............................................................    187,500
1999............................................................  1,185,000
2000............................................................     60,000
2001............................................................     80,000
                                                                  ---------
                                                                  $1,700,000
                                                                  ---------
                                                                  ---------

8. NET INTEREST EXPENSE AND OTHER

    Net interest expense and other consists of the following items:

                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            1994         1995         1996
                                                         -----------  -----------  -----------
Interest expense.......................................  $  (239,068) $  (445,849) $  (443,764)
Interest income........................................       12,782        2,595       18,288
Other income and expense...............................       10,745       46,999       53,342
                                                         -----------  -----------  -----------
Total..................................................  $  (215,541) $  (396,255) $  (372,134)
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

                                 STARTEK, INC.

9. STOCKHOLDERS' EQUITY

    The combined common stock and additional paid-in capital on a company-by-company basis as of December 31, 1995 and 1996 were as follows:

                                                                                               ADDITIONAL
                                                                                   COMMON       PAID-IN
                                                                                    STOCK       CAPITAL
                                                                                 -----------  ------------
DECEMBER 31, 1995
StarPak, Inc.--5,000,000 shares, $.01 par value, authorized; 33,618 shares
  outstanding..................................................................   $     336   $  2,703,497
StarPak International, Ltd.--5,000,000 shares, $.01 par value, authorized;
  9,582 shares outstanding.....................................................          96        204,329
                                                                                      -----   ------------
                                                                                  $     432   $  2,907,826
                                                                                      -----   ------------
                                                                                      -----   ------------
DECEMBER 31, 1996
StarPak, Inc.--5,000,000 shares, $.01 par value, authorized; 33,618 shares
  outstanding..................................................................   $     336   $  5,638,771
StarPak International, Ltd.--5,000,000 shares, $.01 par value, authorized;
  9,582 shares outstanding.....................................................          96        509,425
                                                                                      -----   ------------
                                                                                  $     432   $  6,148,196
                                                                                      -----   ------------
                                                                                      -----   ------------

10. STOCK OPTIONS

    The Company has elected to follow Accounting Principles Board Opinion No. 25 ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FAS Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense has been recognized.

    Effective July 24, 1987, the stockholders of StarPak, Inc. approved a Stock Option Plan ("Plan") which provided for the grant of stock options, stock appreciation rights ("SARs") and supplemental bonuses to key employees. The stock options were intended to qualify as "incentive stock options" as defined in Section 422A of the Internal Revenue Code unless specifically designated as"nonstatutory stock options."

    The options granted could be exercised for a period of not more than ten years and one month from the date of grant, or any shorter period as determined by StarPak, Inc.'s Board of Directors. The option price of any incentive stock option would be equal to or exceed the fair market value per share on the date of grant, or 110% of the fair market value per share in the case of a 10% or greater stockholder. Options generally vested ratably over a five-year period from the date of grant. Unexercised vested options remained exercisable for three calendar months from the date of termination of employment.

    This Plan was terminated effective January 24, 1997.

    On February 13, 1997, the Company's Board of Directors approved the StarTek, Inc. Stock Option Plan ("Option Plan") and, on January 27, 1997, the Director Stock Option Plan ("Director Option Plan").

                                 STARTEK, INC.

10. STOCK OPTIONS (CONTINUED)
    The Option Plan was established to provide stock options, SARs and incentive stock options (cumulatively referred to as "Options") to key employees, directors (other than non-employee directors), consultants, and other independent contractors. The plan provides for Options to be granted for a maximum of 985,000 shares of common stock, which are to be awarded by determination of a committee of non-employee directors. Unless otherwise determined by the committee, all Options granted under the Option Plan vest 20% annually beginning on the first anniversary of the Option's grant date and expire at the earlier of (i) ten years (or five years for participants owning greater than 10% of the voting stock) from the option's grant date, (ii) three months after the termination of employment of the participant as outlined by the plan, or (iii) the date six months after the participant's death.


    The Director Option Plan was established to provide stock options to non-employee directors who are elected prior to the option's grant date and serve continuously from the commencement of their term. The plan provides for stock options to be granted for a maximum of 90,000 shares of common stock. Participants are automatically granted options to acquire 10,000 shares of common stock upon the later of their election as a director or the closing of the initial public offering of the Company's common stock (see Note 14). Additionally, each participant will be automatically granted options to acquire 3,000 shares of common stock on the date of each annual meeting of stockholders thereafter at which such director is reelected. All options granted under the Director Option Plan are fully vested upon grant and expire at the earlier of
(i) the date of the participant's membership on the board is terminated for cause, (ii) ten years from the option grant date, or (iii) the date one year after the director's death.


    A summary of the Company's stock option activity, and related information for the years ended December 31 follows:


                                                                         1994       1995       1996
                                                                       ---------  ---------  ---------
Outstanding-beginning of year........................................      1,728      1,728     --
Granted..............................................................     --         --         --
Exercised............................................................     --          1,728     --
Canceled.............................................................     --         --         --
                                                                       ---------  ---------  ---------
Outstanding at end of year...........................................      1,728     --         --
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------
Exercisable at end of year...........................................        472     --         --
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------


    Exercise prices for options outstanding as of December 31, 1994 and exercised during 1995 ranged from $21 to $320 and had a weighted average price of $134. Options for 6,597 shares of common stock were available for grant at the beginning and end of the years 1994, 1995, and 1996.

    During 1995, StarPak, Inc.'s Board of Directors accelerated the vesting on all outstanding options to allow the holders to exercise any granted option. Subsequently, all outstanding options were exercised. In aggregate, the option holders paid $17,830 in cash and delivered a note of $213,334 bearing interest at 4.63% to StarPak, Inc. in exchange for shares of common stock. This note is secured by 896 shares of StarPak, Inc. common stock. On January 22, 1997, the note and all accrued interest thereon was repaid in full.

                                 STARTEK, INC.

11. GEOGRAPHIC AREA INFORMATION

    To date, the Company operates in North America, Europe and Asia. The Company's operations in Asia were not material and have been combined with North America in the following table. Prior to fiscal 1995, the Company operated primarily in North America.

    Information regarding geographical areas is as follows:

                                             NORTH AMERICA     EUROPE      ELIMINATIONS       TOTAL
                                             -------------  -------------  -------------  -------------
YEAR ENDED DECEMBER 31, 1995
Revenues...................................  $  37,376,167  $   4,133,196       --        $  41,509,363
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
Operating profit...........................  $     173,678  $     164,639       --        $     338,317
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
Identifiable assets........................  $  19,355,906  $   3,090,170  $    (865,920) $  21,580,156
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
YEAR ENDED DECEMBER 31, 1995
Revenues...................................  $  59,562,623  $  12,021,238       --        $  71,583,861
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
Operating profit...........................  $     376,841  $      32,724       --        $     409,565
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
Identifiable assets........................  $  21,235,666  $   3,459,106  $  (1,716,050) $  22,978,722
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------

12. SIGNIFICANT CLIENTS

    Two clients accounted for 39.6% and 15.9% of revenues for the year ended December 31, 1994. Two clients accounted for 46.3% and 10.9% of revenues for the year ended December 31, 1995. Two clients accounted for 38.4% and 33.4% of revenues for the year ended December 31, 1996.

    The loss of one or more of its significant clients could have a material adverse effect on the Company's business, operating results or financial condition. To limit the Company's credit risk, management performs ongoing credit evaluations of its clients and maintains allowances for potentially uncollectible accounts. Although the Company is directly impacted by economic conditions in which its clients operate, management does not believe significant credit risk exists at December 31, 1996.

                                 STARTEK, INC.

13. RELATED PARTY TRANSACTIONS

    The Company had the following notes receivable and payable from related parties for the noted periods:


                                                                                     DECEMBER 31,
                                                                              --------------------------
                                                                                  1995          1996
                                                                              ------------  ------------
Notes receivable from stockholders bearing interest of 8.5% and refinanced annually to be due at the end of the following fiscal year. These notes
  were repaid by the stockholders on November 22, 1996......................  $    663,494       --
Notes payable to stockholders bearing interest of 8.5% and refinanced annually to be due at the end of the following fiscal year. These notes
  were repaid by the Company on November 22, 1996...........................  $    663,494       --
Notes payable to stockholders bearing interest at 12% and refinanced annually to be due at the end of the following fiscal year. These notes
  were repaid by the Company on November 22, 1996...........................  $     75,000       --
Note payable to affiliate bearing interest equal to the Company's line of
  credit rate and due on January 31, 1997...................................  $  1,111,844       --


14. PLANNED EVENTS SUBSEQUENT TO DECEMBER 31, 1996

    The Company is contemplating an initial public offering of its common stock.

    Immediately prior to closing the offering, the Company will declare a
340.8888 for one stock split to be effected by a stock dividend, and declare a dividend in an amount equal to the estimated additional paid-in capital and retained earnings of the Company as of the closing date, payable to the principal stockholders (the "Principal Stockholders") pursuant to certain promissory notes, which will equal approximately $7.0 million, plus an adjustment for any additional paid-in capital and retained earnings after December 31, 1996 through the closing date. The promissory notes payable to the Principal Stockholders will be paid from net proceeds of the offering to the Company.


    Upon closing of the offering, the S corporation status of the Company will be terminated and the Company will be taxed as a C corporation thereafter. Upon termination of the Company's S corporation status, the Company will be required to record a one-time credit to earnings to record a net deferred tax asset. If this credit were recorded at December 31, 1996, the amount would have been approximately $172,000, relating to temporary differences primarily resulting from accrued expense and depreciation. Additionally, the management fee, bonus and other fee arrangements as described in Note 2 have been terminated effective December 31, 1996.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFERING OR SOLICITATION

                            ------------------------

                               TABLE OF CONTENTS


                                                       PAGE
Prospectus Summary..............................          2
Risk Factors....................................          7
Offering Related Transactions...................         13
Use of Proceeds.................................         14
Dividend Policy.................................         14
Capitalization..................................         15
Dilution........................................         16
Selected Combined Financial Data................         17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         18
Business........................................         26
Management......................................         35
Certain Relationships and Related Party
  Transactions..................................         39
Principal and Selling Stockholders..............         41
Shares Eligible for Future Sale.................         43
Description of Capital Stock....................         44
Underwriting....................................         46
Legal Matters...................................         48
Experts.........................................         48
Additional Information..........................         48
Index to Combined Financial Statements..........        F-1


                            ------------------------

    UNTIL             , 1997 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                3,666,667 SHARES


                                 [LOGO AND ART]

                            ------------------------


                                  COMMON STOCK


                             ---------------------

                                   PROSPECTUS

                             ---------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              MORGAN STANLEY & CO.

       INCORPORATED

                                                      , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Estimated expenses (other than the underwriting discounts and commissions) payable in connection with the issuance and distribution of the securities to be registered hereunder are as follows:


SEC registration fee..............................................  $  20,445
NASD filing fee...................................................      6,947
NYSE listing fee..................................................    118,000
Printing and engraving expenses...................................     45,000
Legal fees and expenses...........................................    140,000
Accounting fees and expenses......................................    150,000
Blue Sky fees and expenses (including legal fees).................     10,000
Transfer agent and registrar fees and expenses....................      7,000
Miscellaneous.....................................................      2,608
                                                                    ---------
    Total.........................................................  $ 500,000
                                                                    ---------
                                                                    ---------



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The Company's Restated Certificate of Incorporation and Restated Bylaws provide that to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Restated Certificate of Incorporation and Restated Bylaws provide that the Company shall indemnify its directors and officers, against losses incurred by any such person by reason of the fact that such person was acting in such capacity.


    The Form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement provides for indemnification by the Underwriters of the Company and its directors and officers for certain liabilities arising under the Securities Act or otherwise.



    Prior to closing this offering, the Company may obtain an annually renewable directors' and officers' insurance policy insuring directors and officers of the Company against claims made against them in their individual capacities in an amount of up to $5,000,000 in the aggregate (with certain restrictions) in conjunction with their duties as directors and officers of the Company; however, the Company is not obligated to obtain any such insurance coverage.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    Described below is information regarding all unregistered securities that have been issued by the Company during the past three years. The number of shares of Common Stock set forth in this Item 15 have not been adjusted to give effect to the 340.8888 for one stock split of the Company's Common Stock to be effected by a stock dividend immediately prior to and subject to closing this offering.


    On January 1, 1997, the Company issued 33,618 shares of Common Stock to the Principal Stockholders in exchange for the assignment to the Company by the Principal Stockholders of all of the issued and outstanding shares of common stock of StarPak, Inc., in reliance upon Section 4(2) of the Securities Act as a transaction not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


 EXHIBIT
  NUMBER
----------
      *1.1  Form of Underwriting Agreement

      *1.2  Form of Lock-up Agreement

      *3.1  Restated Certificate of Incorporation of the Company

      *3.2  Restated Bylaws of the Company

      *4.1  Specimen Common Stock certificate

      *5.1  Opinion and Consent of Otten, Johnson, Robinson, Neff & Ragonetti, P.C.

     *10.1  StarTek, Inc. Stock Option Plan

     *10.2  Form of Stock Option Agreement

     *10.3  Form of StarTek, Inc. Director Stock Option Plan

     *10.4  Lease by and between East Mercia Developments Limited and StarPak International, Ltd. and StarPak,
              Inc.

     *10.5  Promissory Note of StarPak, Inc. dated December 29, 1995 in the principal amount of $1,111,844.17 payable to the order of General Communications, Inc.

   ***10.6  HP Purchase Agreement dated September 1, 1995 by and between Hewlett-Packard Company, StarPak, Inc.
              and StarPak International Ltd.

   ***10.7  Mircosoft Supply, Manufacturing and Services Agreement dated March 28, 1996 by and between Microsoft
              Corporation and StarPak, Inc.

     *21.1  List of Subsidiaries of the Company

    **23.1  Consent of Ernst & Young LLP

     *23.2  Consent of Otten, Johnson, Robinson, Neff & Ragonetti, P.C. (included in Exhibit 5.1)

     *24.1  Power of Attorney (contained on page II-4)

     *27.1  Financial Data Schedule


------------------------

*   Previously filed.

**  Revised and refiled herewith.


*** Certain portions of the Exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.


    (b) Combined Financial Statement Schedules

    All financial statement schedules are omitted because of the absence of conditions under which they are required.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The Registrant hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 26th day of March, 1997.


                                STARTEK, INC.

                                By:         /s/ A. EMMET STEPHENSON, JR.
                                     -----------------------------------------
                                              A. Emmet Stephenson, Jr.
                                               CHAIRMAN OF THE BOARD

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

 /s/ A. EMMET STEPHENSON, JR.
------------------------------  Chairman of the Board and     March 26, 1997
   A. Emmet Stephenson, Jr.       Director

                                Director, President and
    /s/ MICHAEL W. MORGAN         Chief
------------------------------    Executive Officer           March 26, 1997
      Michael W. Morgan           (Principal Executive
                                  Officer)

                                Executive Vice President
                                  and Chief Financial
    /s/ DENNIS M. SWENSON         Officer (Principal
------------------------------    Financial Officer and       March 26, 1997
      Dennis M. Swenson           Principal Accounting
                                  Officer)

        /s/ ED ZSCHAU*
------------------------------  Director                      March 26, 1997
          Ed Zschau

     /s/ THOMAS O. RYDER*
------------------------------  Director                      March 26, 1997
       Thomas O. Ryder



*By:  /s/ A. EMMET STEPHENSON,
                 JR.
      -------------------------
      A. Emmet Stephenson, Jr.
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER
---------

  ***10.6  HP Purchase Agreement dated September 1, 1995 by and between Hewlett-Packard Company, Starpak, Inc.
           and Starpak International Ltd.

  ***10.7  Microsoft Supply, Manufacturing and Services Agreement dated March 28, 1996 by and between Microsoft
           Corporation and Starpak, Inc.

     23.1  Consent of Ernst & Young LLP


------------------------


*** Certain portions of the Exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.